UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant   ☒
Filed by a Party other than the Registrant   ☐
Check the appropriate box:
☐
Preliminary Proxy Statement

☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒
Definitive Proxy Statement

☐
Definitive Additional Materials

☐
Soliciting Material under §240.14a-12

Argan, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐
No fee required.

☐
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)
Title of each class of securities to which transaction applies:

(2)
Aggregate number of securities to which transaction applies:

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)
Proposed maximum aggregate value of transaction:

(5)
Total fee paid:

☐
Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)
Amount Previously Paid:

(2)
Form, Schedule or Registration Statement No.:

(3)
Filing Party:

(4)
Date Filed:

One Church Street
Suite 201
Rockville, MD 20850
301-315-0027
fax 301-315-0064
www.arganinc.com
           May 6, 2020
To Our Stockholders:
You are cordially invited to attend our 2020 Annual Meeting of Stockholders to be held on Tuesday, June 23, 2020, at 11:00 a.m., local time, in the Conference Center, Room #104, located in the same building as our offices, One Church Street, Rockville, Maryland 20850. The matters to be acted upon at the meeting are described in detail in the accompanying notice of annual meeting of stockholders and proxy statement.
As allowed by the Securities and Exchange Commission, we are furnishing proxy materials to our stockholders primarily over the Internet again this year. Since its introduction, we believe that this delivery method, referred to as “Notice and Access,” has been successful in providing stockholders with efficient access to proxy materials which has resulted in the accurate and timely tabulation of votes. Use of this method lowers the costs of our annual meeting considerably and significantly reduces the amount of paper used to print proxy materials. On or about May 12, 2020, we will provide our stockholders with a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions for accessing our 2020 Proxy Statement and 2020 Annual Report and for voting online. The Notice also includes instructions for requesting printed paper copies of the proxy materials, including the notice of annual meeting, the proxy statement, the annual report and the proxy card, should you desire to obtain hard copies.
Even if you do not plan to attend the meeting, your vote is important and we encourage you to review our proxy materials and promptly cast your vote. For those stockholders who access the proxy materials over the Internet, we ask that you vote your shares over the Internet as well, by following the instructions that will be provided to you. Alternatively, if you requested or received a printed paper copy of the proxy materials by mail, you may vote your shares over the Internet, or you may sign, date and return the proxy card by mail in the envelope provided. Instructions regarding the two methods of voting are contained in the Notice and the proxy card.
As described in the accompanying 2020 Proxy Statement, our Board of Directors has approved the matters included in the proposals presented there, and believes that they are fair to, and in the best interests of, our stockholders. Thank you for your continued support of Argan, Inc., and I look forward to seeing you on June 23rd.
Very truly yours,
Rainer H. Bosselmann
Chief Executive Officer

Notice of
Annual Meeting of Stockholders
to Be Held on Tuesday, June 23, 2020
Our 2020 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on June 23, 2020 at 11:00 a.m., local time, at One Church Street, Conference Center, Room #104, Rockville, Maryland 20850, for the following purposes:
1.
To elect nine directors to our Board of Directors, each to serve until our 2021 Annual Meeting of Stockholders and until his/her successor has been elected and qualified or until his/her earlier resignation, death or removal;

2.
To approve the Argan, Inc. 2020 Stock Plan (the “Stock Plan”) and the allocation of 500,000 shares of our common stock reserved for issuance under the Stock Plan;

3.
To hold a non-binding advisory vote on our executive compensation (the “say-on-pay” vote);

4.
To ratify the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending January 31, 2021; and

5.
To transact any other business that may properly come before the 2020 Annual Meeting of Stockholders or any adjournment or postponement of the meeting.

These items of business are more fully described in the accompanying proxy statement. Only stockholders of record at the close of business on April 30, 2020 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.
Your vote is important. If you do not plan to attend the Annual Meeting and to vote in person, please cast your vote via either the Internet or mail before the Annual Meeting so that your shares will be represented at the Annual Meeting.
BY ORDER OF THE BOARD OF DIRECTORS,
David H. Watson
Corporate Secretary
Rockville, Maryland
May 6, 2020

Argan, Inc.
Proxy Statement
May 6, 2020
The accompanying proxy is solicited on behalf of the Board of Directors (or the “Board”) of Argan, Inc., a Delaware corporation (referred to herein as “Argan” or the “Company”), for use at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 23, 2020, at 11:00 a.m., local time, One Church Street, Conference Center, Room #104, Rockville, Maryland 20850. This proxy statement for the Annual Meeting (the “Proxy Statement”) and the accompanying proxy card are being made available to stockholders of record on April 30, 2020, starting on or about May 12, 2020. Our Annual Report on Form 10-K for the fiscal year ended January 31, 2020 (the “Annual Report”) accompanies the Proxy Statement. At the Annual Meeting, stockholders will be asked to consider and vote upon the following four matters, and to transact any other business that may properly arise.
1.
The election of nine directors to our Board, each to serve until our 2021 Annual Meeting of Stockholders and until his/her successor has been elected and qualified or until his/her earlier resignation, death or removal;

2.
The approval of the Argan, Inc. 2020 Stock Plan (the “Stock Plan”) and the allocation of 500,000 shares of our common stock reserved for issuance under the Stock Plan;

3.
The non-binding advisory approval of our executive compensation (the “say-on-pay” vote);

4.
The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending January 31, 2021.

If a proxy is properly executed and returned to the Company via either the Internet or mail in time for the Annual Meeting and is not revoked prior to the time it is exercised, the shares represented by the proxy will be voted in accordance with the directions specified therein for the matters listed on the proxy card. Unless the proxy specifies that it is to be voted against or is an abstention on a listed matter, proxies will be voted “FOR” the election to our Board of each of the nine nominees identified in Proposal No. 1; “FOR” Proposals Nos. 2, 3 and 4; and otherwise in the discretion of the proxy holders as to any other matter that may be properly brought before the Annual Meeting.
INFORMATION CONCERNING VOTING AND PROXY SOLICITATION
Internet Availability of Proxy Materials
As permitted by rules of the Securities and Exchange Commission (the “SEC”), we are making our proxy materials available to our stockholders primarily via the Internet, rather than by mailing printed copies of these materials to each stockholder. We believe that this electronic delivery method expedites the delivery of proxy materials and the tabulation of votes, lowers the costs of the Annual Meeting and conserves paper.
On or about May 12, 2020, we will begin mailing to each stockholder (other than those who previously requested electronic delivery of all materials or previously elected to receive a paper copy of the proxy materials) a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice includes instructions for stockholders to follow in accessing and reviewing the proxy materials on the Internet, including the Proxy Statement and Annual Report, and for accessing an electronic proxy card to vote on the Internet. The Notice also contains instructions for stockholders to follow for requesting paper copies of the proxy materials. Even if you receive a Notice by mail, you will not receive printed copies of the proxy materials unless you request that they be mailed to you. If you receive a Notice by mail and would like to obtain printed copies of our proxy materials, please follow the corresponding instructions for requesting them that are included in the Notice.
If the shares you own are held in “street name” by a banking or brokerage firm, that firm should provide you with a Notice. Please follow the instructions on that Notice to access our proxy materials and to vote online, or to request paper copies of our proxy materials. If you receive our proxy materials in paper form, the materials should include a voting card that you should use to instruct your broker, bank or other holder of record how to vote your shares.
Voting
Each stockholder is entitled to one vote for each share of common stock of Argan, Inc. (the “Common Stock”) that the stockholder owns as of April 30, 2020 with respect to all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes for the election of directors.
Record Date
Only stockholders of record at the close of business (5:00 p.m. EDT) on April 30, 2020 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. For information regarding holders of more than 5% of the outstanding Common Stock, see the “Principal Stockholders” chart included herein.
Outstanding Shares
At the close of business on the Record Date, April 30, 2020, there were 15,644,968 shares of Common Stock outstanding. The closing price of our Common Stock on the Record Date, as reported by the New York Stock Exchange (“NYSE”), was $37.54 per share.
List of Stockholders
A list of the Company’s registered stockholders as of the Record Date will be available for inspection at the Company’s corporate headquarters, located at One Church Street, Suite 201, Rockville, Maryland 20850, during normal business hours during the ten-day period immediately prior to the Annual Meeting.
Quorum; Effect of Abstentions and “Broker Non-Votes”
A majority of the outstanding shares of Common Stock on the Record Date that are owed by stockholders in attendance at the Annual Meeting or that are represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting. Stockholders may indicate on their proxy cards that they wish to abstain from voting, including broker firms holding customer shares of record that cause abstentions to be recorded. Shares represented by the abstaining parties will be considered present and entitled to vote at the Annual Meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be counted in determining the outcome of any of the proposals.
If a beneficial owner of shares that are held by a broker does not provide a proxy to the broker with voting selections, the broker has authority under rules of the NYSE to vote such shares for or against “routine” matters, such as the ratification of Grant Thornton LLP as our independent registered public accountants. If brokers vote shares that are not voted by their beneficial owner customers for or against “routine” proposals, these shares are counted for the purpose of determining the outcome of such “routine” proposals. Brokers cannot vote such shares on behalf of their customers on “non-routine” proposals.
“Broker non-votes” occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker holding shares in street name for the beneficial owner thereof does not receive voting instructions from the beneficial owner, and (2) the broker lacks discretionary authority to vote the shares. Banks and brokers cannot vote on behalf of beneficial owners on “non-routine” proposals without appropriate voting instructions and discretionary authority. Therefore, broker non-votes are not counted for the purpose of determining whether stockholders have approved non-routine matters.
The rules of the NYSE do not grant discretionary authority to brokers to vote on the election of directors or on any proposal to approve new incentive stock plans or the compensation of named executive officers. Therefore, if you hold your shares of Common Stock in street name and do not provide voting instructions to your broker, your shares will not be voted in these matters.

We urge you to promptly provide voting instructions to your broker to ensure that your shares are voted in these matters. Please follow the guidance set forth in the Notice provided by your bank or broker for instructing them on how to vote your shares.
Voting Rights; Required Vote
The effects of broker non-votes and abstentions (i.e. if you or your broker mark “ABSTAIN” on a proxy card) on the tabulation of votes for each proposal are described below. Holders of Common Stock are entitled to one vote for each share held as of the Record Date. The votes required to approve each proposal are as follows:
•
Election of Directors. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors which is considered a “non-routine” matter. Abstentions and broker non-votes will not be counted in determining the number of votes that any director receives.

•
Approval of the 2020 Stock Plan and the Allocation of 500,000 Shares of Common Stock Reserved for Issuance under the Plan. Approval of this non-routine matter requires the affirmative vote by holders of at least a majority of the shares of Common Stock who attend the Annual Meeting in person, or are represented at the Annual Meeting by proxy. Abstentions will have the effect of a vote against this proposal, while broker non-votes will not be taken into account in determining the outcome of the vote on this proposal.

•
The Say-on-Pay Vote. As this matter is considered “non-routine,” approval of the say-on-pay proposal requires the affirmative vote by holders of at least a majority of the shares of Common Stock who attend the Annual Meeting in person or are represented at the Annual Meeting by proxy. Abstentions will have the effect of votes against this proposal because approval in this case requires the affirmative vote of the majority of the shares with the right to be voted on the matter. Broker non-votes will not be taken into account in determining the outcome of the vote on this proposal.

•
Ratification of Accountants. Approval of this proposal, which is considered to be “routine,” requires the affirmative vote by holders of at least a majority of the shares of Common Stock who attend the Annual Meeting in person, or are represented at the Annual Meeting by proxy. Brokers and banks that do not receive voting instructions from their beneficial owners but that do have discretionary authority to votes such shares, may vote the shares on this matter. Abstentions will have the effect of a vote against this proposal for the same reason as explained in the previous paragraph.

Proxies solicited by our Board of Directors will be voted in accordance with the directions given therein. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof. Where no instructions are indicated, proxies so received will be voted in accordance with the recommendations of the Board of Directors with respect to the proposals described herein. Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the Annual Meeting and will be counted as present for purposes of determining whether a quorum is present. The inspector of elections will treat broker non-votes as present and entitled to vote for purposes of determining whether a quorum is present.
Our currently serving Named Executive Officers (see the “Executive Compensation Discussion and Analysis” section in this Proxy Statement) and the members of our Board of Directors will vote the shares of Common Stock beneficially owned or controlled by them (representing approximately 4.9% of the shares of Common Stock issued and outstanding as of April 30, 2020, excluding the number of shares relating to stock options deemed exercisable) “FOR” the election to our Board of each of the nine nominees identified in Proposal No. 1; in favor of Proposal Nos. 2, 3 and 4; and otherwise in their discretion.
Voting of Proxies
If you complete and return a proxy pursuant to the appropriate instructions, it will be voted in accordance with the specifications made on the proxy card. If no specification is made on a submitted proxy, the shares represented by the proxy will be voted “FOR” the election to the Board of Directors of each of the nine nominees named on the proxy card; “FOR” Proposal Nos. 2, 3 and 4; and otherwise at the discretion of the proxy holders for any other matter that may be properly brought before the Annual Meeting.
If you attend the Annual Meeting, you may also vote in person, and any previously submitted votes will be superseded by the vote you cast in person at the Annual Meeting.
Adjournment of Meeting
If a quorum is not present to transact business at the Annual Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting.
Expenses of Soliciting Proxies
We will ask that brokers, custodians, nominees and other record holders of our Common Stock provide a Notice to each person for whom they hold shares, make available or mail copies of the proxy cards and other soliciting materials to each such person and request authority for the exercise of proxies. We may reimburse brokers, nominees and other fiduciaries for their reasonable expenses in providing proxy materials to beneficial owners.
The other expenses of solicitation, including the costs of printing and mailing proxy materials, will be paid by us. We and/or our agents may solicit proxies by mail, telephone, telegraph, facsimile, e-mail or in person. We do intend to use the proxy solicitation services of MacKenzie Partners, Inc. at an estimated cost to us of $18,500 plus out-of-pocket expenses.
Revocability of Proxies
Any person submitting a proxy via the Internet, telephone or mail has the power to revoke it at any time before it is voted. A proxy may be revoked by submitting a properly completed proxy with a later date, by delivering a written notice of revocation to Continental Stock Transfer & Trust Company (our stock transfer agent) at 1 State Street, New York, New York 10004 or to the Corporate Secretary at Argan, Inc., One Church Street, Suite 201, Rockville, Maryland 20850, or by attending the Annual Meeting and voting in person.
The mere presence at the Annual Meeting of a stockholder who has previously appointed a proxy will not revoke the appointment. Please note, however, that if shares owed by a stockholder are held of record by a broker, bank or other nominee and that stockholder wishes to vote in person at the meeting, the stockholder must bring to the Annual Meeting a letter from the holder of record confirming the stockholder’s beneficial ownership of the Common Stock and providing the stockholder with a proxy to vote the shares at the Annual Meeting.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The members of our Board of Directors are elected annually and hold office until the next annual meeting of stockholders and until their successors have been elected and shall have been qualified. Vacancies and newly-created directorships resulting from any increase in the number of authorized directors may be filled by a majority vote of the directors then in office.
At the Annual Meeting, our stockholders are being asked to elect nine individuals to our Board of Directors, all of whom currently serve in that capacity. Unless a stockholder withholds authority, the holders of proxies representing shares of Common Stock will vote “FOR” the election of each of the nominees listed below.
Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to or for good cause will not serve as a member of our Board of Directors. However, if a nominee shall be unavailable for any reason, then the proxies may be voted for the election of such person as may be recommended by the Board of Directors.
Directors/Nominees
The names of the nominees, their ages as of April 30, 2020, and certain other information about them are set forth below:
Name	Age	Position
Rainer H. Bosselmann	77	Chairman of the Board
Cynthia A. Flanders	65	Director
Peter W. Getsinger	68	Director
William F. Griffin, Jr.	65	Director
John R. Jeffrey, Jr.	66	Director
Mano S. Koilpillai	59	Director
William F. Leimkuhler	68	Director
W.G. Champion Mitchell	73	Director
James W. Quinn	62	Director
Rainer H. Bosselmann.   Mr. Bosselmann has been a director and Chairman of the Board of Directors since May 2003 and our Chief Executive Officer (our “CEO”) since October 2003. Mr. Bosselmann was a director and Vice Chairman of the Board from January 2003 to May 2003. Mr. Bosselmann was chairman of the board, chief executive officer and a director of Arguss Communications, Inc. (“Arguss”), a telecommunications infrastructure company listed on the NYSE, from 1996 through 2002 and president of Arguss from 1997 through 2002. Mr. Bosselmann served as a director of The Roberts Company, formerly a privately owned firm, from 2008 until December 2015 when it was acquired by us.
Mr. Bosselmann’s extensive experience positions him to share his extensive knowledge of the Company with the Board during its deliberations, including its history and development, and to provide critical continuity. As chief executive officer of Arguss and then the Company, he has developed substantial expertise in managing public companies with diverse and remotely-located business operations, and in identifying, executing and integrating acquisitions. He possesses the leadership skills that are important to the Board of Directors and the Company.
Cynthia A. Flanders.   Ms. Flanders has been a member of our Board of Directors since April 2009 and was our chief financial officer during the calendar year 2015. During the year ended January 31, 2019, the Board membership of Ms. Flanders was restored to “independent” pursuant to the requirements of the NYSE. Ms. Flanders currently serves as a member of the board of directors of Congressional Bank, a privately-held community bank serving the Washington, D.C. metropolitan area. Since October 2013, she has served as a senior advisor for Verit Advisors LLC, an independent investment bank advisory firm that specializes in ESOPs and other ownership transitions. From 1975 through 2009, Ms. Flanders held a series of positions of increasing responsibility with Bank of America and its predecessor organizations (the “Bank”). Ultimately, she served as the Global Commercial Banking Executive for the Bank’s Mid-Atlantic region overseeing eight commercial banking markets and over 80 client teams delivering a full array of financial services to over 6,000 small, middle market and micro-cap clients in the region.
With her long banking and management career, Ms. Flanders brings to the Board her considerable experience in executive management and strategic planning, as well as expertise in financial analysis, capital structuring and due diligence investigations. Her many years of lending to businesses in the mid-Atlantic region of the United States have provided her with a unique understanding of our business and the construction industry. In addition, she represents an important resource for consultation regarding commercial banking matters.
Peter W. Getsinger.   Mr. Getsinger has been a member of our Board of Directors since his appointment in November 2014. Mr. Getsinger founded and retired last year from Nexstar Capital Partners LLC (a SEC registered firm), an alternative investment management firm that is focused on investing in emerging markets with a primary concentration in Latin America, where he was managing partner and chief investment officer. The firm commenced operations in March of 2004, receiving its initial investment capital from the Griswold family, formerly the controlling shareholders of the Alex Brown investment banking firm of Baltimore. In 2005, his firm acquired an ownership interest in Electro Dunas S.A. (“Dunas,” an electricity distributor servicing the southwest of Peru and one of four privatized distribution companies in that country). Mr. Getsinger served as a board member of Dunas until 2016. From 2012 to 2014, he was chairman of its board of directors. Prior to forming Nexstar, Mr. Getsinger was head of global investment banking for Latin America at Deutsche Bank. He held the same role at Bankers Trust Company in addition to running the global project finance business. He previously served as the senior vice president and head of fixed income sales for the United Kingdom, continental Europe, and the Middle East at Lehman Brothers. Mr. Getsinger is also a former director and owner of GPU Argentina Holdings, Inc.
Mr. Getsinger brings a significant amount of business experience to our Board along with deep financial and diverse banking expertise. Because of his experience with Dunas, he provides additional power industry knowledge. Mr. Getsinger has a strong background in international markets and his leadership in providing global investment banking services is valuable to us in matters relating to strategic planning and potential overseas expansion.
William F. Griffin, Jr.   Mr. Griffin was appointed to the Board of Directors in April 2012. He is a co-founder of Gemma Power Systems, LLC (“Gemma”) which was acquired by Argan in December 2006 along with its affiliated companies. Mr. Griffin is a veteran of power plant construction with over 37 years of related experience. On November 15, 2019, Mr. Griffin reached agreement with the Company on the terms of the change in his role at Gemma. He now holds the position of Non-Executive Chairman of Gemma. The change in his role was an important step in the leadership transition that was planned to occur at Gemma and that is described more fully in the Executive Compensation Discussion and Analysis section of this Proxy Statement. Mr. Griffin served as Vice Chairman of Gemma from November 2007 to November 2019 and as Chief Executive Officer of Gemma from September 2008 to November 2019. From September 2008 to January 2009 and from November 2017 to July 2018, he was also President of Gemma. Under Mr. Griffin’s leadership, Gemma grew to become one of the nation’s leading provider of engineering, procurement and construction services to the power generation market.
Mr. Griffin has significant senior executive experience in the energy-related construction sector. Based on his long length of service as the leader of our most important operating company, Mr. Griffin contributes an in-depth understanding of our business that may not be easily attainable by an outside member of our Board. Based on the extent of his experience, the Board of Directors benefits from Mr. Griffin making important contributions to its decision making regarding our strategic direction, our commitment to certain business development efforts, the identification of future construction project opportunities and project execution.
John R. Jeffrey, Jr.   Mr. Jeffrey has been a member of our Board of Directors since June 2017. Mr. Jeffrey accumulated 40 years of experience with Deloitte & Touche LLP (“Deloitte”), which included

30 years as a partner serving several of Deloitte’s largest audit clients, before retiring in 2017. Mr. Jeffrey was Managing Partner of Deloitte’s Global Japanese Services Group from 2003 to 2015. Mr. Jeffrey was a member of Deloitte’s United States Chairman and CEO Nominating Committee in 2010. Currently, Mr. Jeffrey serves as the treasurer and board member of two non-profit entities based in New York offering educational and enrichment programs dedicated to improving the education of children.
Mr. Jeffrey provides our Board with significant expertise in the areas of public accounting, risk management, mergers and acquisitions, and related regulatory matters, which he developed over a long career with Deloitte, a leading public accounting firm. He brings to the Board viable experience with operational and governance issues faced by complex organizations, including extensive international expertise. Mr. Jeffrey also brings to our Board valuable experience in dealing with long-term construction projects. Mr. Jeffrey is a certified public accountant with an active license.
Mano S. Koilpillai.   Ms. Koilpillai was appointed to our Board of Directors in September 2019. Ms. Koilpillai has over 30 years of experience with Fortune 50, private and international corporations, as well as with non-profit, consulting and government entities. Ms. Koilpillai is the founder of Dynamic Consulting and Accounting, LLC, and has been its president and chief executive officer since September 2014. Additionally, from September 2012 until August 2014, she served as chief financial officer for Defenders of Wildlife, a non-profit organization.
As a senior level financial executive with organizations of various sizes, complexity and industries, Ms. Koilpillai should provide the Board with experience-based insights into the requirements for building high-performing finance teams and for maintaining optimum IT organization structures. She also should provide the Board with good counsel regarding the implementation of process improvements, the mitigation of fraud risks and the installation of financial systems. Ms. Koilpillai is a certified public accountant.
William F. Leimkuhler.   Mr. Leimkuhler has been a member of our Board of Directors since June 2007. Since November 2017, he has served as the chief financial officer of Mutualink, Inc., a privately owned provider of communications interoperability solutions for the public safety, homeland security and enterprise sectors. Mr. Leimkuhler has been the general counsel to Paice Corporation, a privately held developer of hybrid electric powertrains, since 1999. He also advises a number of technology-based companies on business, financial and legal matters. From 1994 through 1999, he held various positions with Allen & Company LLC (“Allen”), a New York investment banking firm, initially serving as the firm’s general counsel.
In 2012, Mr. Leimkuhler joined the board of directors of Northern Power Systems Corp. (TSX: NPS), which designs, manufactures and services wind turbines, and was appointed chairman of the board in December 2013. He serves on the compensation committee of this board. Mr. Leimkuhler is also the lead director of U.S. Neurosurgical, Inc. (OTCBB: USNU).
The experience that Mr. Leimkuhler has developed as a legal executive with an investment banking firm, a securities law firm partner and a board and committee member for public companies makes him a valuable member of our Board. He is a respected source of legal guidance to the members of the executive management team and the members of our Board of Directors and provides special insight to them on matters relating to financial reporting and corporate governance requirements.
W.G. Champion Mitchell.   Mr. Mitchell has been a member of our Board of Directors since October 2003. From January 2003 until March 2008, Mr. Mitchell was chairman of the board and chief executive officer of Network Solutions, Inc., which was engaged in the creation, marketing and management of digital identity and web presence products. Mr. Mitchell currently serves as a director of two privately-held companies, Direct Brands, Inc. and The 41st Parameter, Inc. He is also a member of the board of governors for RTI International, a leading independent, nonprofit research and development organization, and for the University of North Carolina system that controls all state-owned universities and operates the largest hospital system in the state.
Mr. Mitchell possesses business leadership skills which were honed as a former chief executive officer for a series of companies. This background makes him a valuable source of advice and consultation for the management team and the other members of the Board as we address the contemporary issues facing public companies today. His many years of experience as a corporate executive and his length of service on our Board provide him with a unique capability to assess the needs of the Board and to evaluate the value of potential Board members, with substantial insight into management, operational and financial matters, and with knowledge of market conditions and trends.
James W. Quinn.   Mr. Quinn has been a member of our Board of Directors since May 2003. Mr. Quinn is currently a managing director of Allen. Since 1982, Mr. Quinn has served in various capacities at Allen and its affiliates, including head of the Corporate Syndicate Department and chief financial officer for approximately ten years. Mr. Quinn served as a director of Arguss from 1999 through 2002. He also serves as a director on the boards of several privately held companies in connection with Allen’s investment in the companies and of several charitable organizations.
Mr. Quinn’s experience with financial and investment banking matters at Allen and his terms of service on the boards of the Company and Arguss make him a valued member of our Board and well-qualified to be the Board’s lead independent director and chair of the Board’s Compensation Committee. His many years of experience allow him to counsel the Board on matters such as executive compensation, mergers and acquisitions, capital structure, financings and strategic planning and to provide insightful views on public company reporting matters and general business trends.
Composition of Board of Directors
The number of directors which shall constitute the whole Board of Directors shall be not less than four or more than ten. The nine current directors will stand for re-election at the Annual Meeting as described in this Proxy Statement.
Director Attendance at the Annual Meeting
All but one of our directors attended last year’s annual meeting, and we expect that all nine of the nominated directors will attend this year’s Annual Meeting in person or by teleconference.
Board of Directors Meetings and Committees
During Fiscal 2020, the Board of Directors met four times and acted three times by unanimous written consent. All current Board members were present for the full Board and Committee meetings held during the year or participated by telephone conference.
Currently, the Board has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee. The functions of each of these committees and their members are specified below. The Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee each operate under written charters which were updated and affirmed by the Board in June 2019, in order to meet the requirements of the NYSE Listed Company Manual. These charters, as well as the Board’s Governance Guidelines, are available on our website at www.arganinc.com.
The current members of the four standing committees are identified in the following table.
Director	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee	Executive Committee
Rainer H. Bosselmann				Chairman
Cynthia A. Flanders	Member	Member
Peter W. Getsinger	Member
John R. Jeffrey, Jr.	Chairman		Member
Mano S. Koilpillai			Member
William F. Leimkuhler		Member
W.G. Champion Mitchell			Chairman	Member
James W. Quinn		Chairman	Member	Member

The Board has determined that the following members are currently independent directors, as such term is defined in Section 303A of the NYSE Listed Company Manual: Messrs. Jeffrey, Getsinger, Leimkuhler, Mitchell and Quinn; Ms. Flanders and Ms. Koilpillai. The independent directors meet from time to time in executive session without the other members.
Executive Committee.   This committee is authorized to exercise the general powers of the Board in managing the business and affairs of the Company between meetings. The Executive Committee met one time during Fiscal 2020.
Audit Committee.   During Fiscal 2020, the Audit Committee met five times in person or by telephone conference. All elected members participated in each one of these meetings. The members of the Audit Committee are all independent directors under applicable SEC and stock exchange rules. In addition, the Board of Directors has determined that at least one of the independent directors serving on the Audit Committee, Mr. Jeffrey, is an audit committee financial expert, as that term has been defined by Item 407 of the SEC’s Regulation S-K.
The original written charter of the Audit Committee was adopted in October 2003. As indicated above, the charter was most recently updated and approved by the Board in June 2019. The Audit Committee assists the full Board of Directors in its oversight responsibilities relating to the integrity of our published consolidated financial statements, our financial disclosure controls and our system of internal control over financial reporting. This group considers and approves the selection of, and approves the fee arrangements with, our independent registered public accountants for audit and other nonaudit services.
The Audit Committee meets with members of management and representatives of our independent registered public accounting firm in order to review the overall plan for the annual independent audits including the scope of audit testing and any other factors that may impact the effectiveness of the audits. The Audit Committee discusses with management and the auditors our major financial and operating risks, the steps that management has taken to monitor and manage such exposures, the results of the quarterly reviews and annual audits and any other matters required to be communicated to the Audit Committee pursuant to the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), the securities laws or listing standards. At the end of each of the first three quarters and subsequent to year-end, the members of the Audit Committee meet with management and the independent auditors to review the adequacy and accuracy of the information included in the applicable SEC filing, including the disclosures made in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of each filing.
The Audit Committee also meets with representatives of our internal auditing firm in order to review the scope of its annual audit plan and the results of its testing including the identification of any significant deficiencies or material weaknesses in the system of internal control over financial reporting and the discovery of any fraud regardless of materiality. In addition, the committee maintains our procedures covering the receipt, retention and treatment of complaints we receive regarding accounting, internal controls or auditing matters, and the confidential or anonymous submissions by employees expressing concerns regarding questionable accounting or auditing practices.
Compensation Committee.   During Fiscal 2020, the members of the Compensation Committee formally met four times by telephone conference. All members participated in these meetings. Meetings are held primarily to evaluate the elements of compensation for our executive officers, and to make decisions regarding the approval of cash bonuses, the granting of options to purchase shares of our Common Stock and the awarding of performance-based restricted stock units. During Fiscal 2018, the members of the Compensation Committee performed comprehensive shareholder outreach efforts. The overall purpose of this outreach was to improve our understanding of the perspectives that our shareholders have with respect to our compensation practices, and to evaluate and to address any concerns or feedback we received. During Fiscal 2019 and Fiscal 2020, the members of the Compensation Committee continued their shareholder engagement, as described further in the “Executive Compensation Discussion and Analysis” section below.
At the meetings held early during Fiscal 2020, the committee members evaluated the performance of the Company during Fiscal 2019 and the individual performance of each individual considered a Named

Executive Officer for Fiscal 2019 and approved the cash bonus and incentive cash awards in the amounts disclosed in our 2019 Proxy Statement. At the meetings held later in Fiscal 2020, the Compensation Committee approved the employment agreements of the Co-Presidents of Gemma, including the incentive compensation formulas, and the new employment agreement of Mr. Griffin that is identified above (see also the “Summary of Employment Agreements” section below).
Subsequent to the end of Fiscal 2020, the members of the Compensation Committee also met to consider consolidated operating results for Fiscal 2020 and to understand the performance of each individual subsidiary operation for the year. As a result, the committee members approved 1) cash bonus pool amounts for Gemma and the other companies comprising the Company’s consolidated group and 2) deferred compensation awards for certain senior management members of Gemma. These amounts did not include any award amounts for executives considered to be Named Executive Officers for Fiscal 2020.
The new employment agreement with Mr. Griffin provides that, for each fiscal year occurring within, or partially within the agreement’s term, he shall be eligible to receive an annual bonus determined in the sole discretion of the Board, subject to the satisfaction of such reasonable performance criteria as may be established for him with respect to such year. Accordingly, the Compensation Committee approved a cash bonus payment to Mr. Griffin for Fiscal 2020 in the amount of $1,612,179.
The members of the Compensation Committee also reviewed and approved the incentive compensation calculations for Fiscal 2020 that were made pursuant to the performance criteria established for the Co-Presidents of Gemma in their new employment agreements which resulted in the payment of cash incentive compensation of $450,000 to each. The committee review of the consolidated company’s performance for Fiscal 2020 and of individual performance and achievements during the year also resulted in the payment of cash bonuses to Mr. Bosselmann, our CEO, and Mr. David H. Watson, our Chief Financial Officer (our “CFO”), in the amounts of $200,000 and $180,000, respectively. The Compensation Committee also recommended the awards to Mr. Bosselmann and Mr. Watson of nonqualified options to purchase 40,000 shares and 32,000 shares of our Common Stock, respectively, and performance-based restricted stock units covering 12,500 and 10,000 targeted numbers of shares, respectively.
The independent members of the Board approved the equity-based awards and ratified the payments of the cash awards that were approved by the Compensation Committee subsequent to January 31, 2020 as described above.
The written charter for the Compensation Committee, which was originally adopted in April 2004, was most recently reviewed and affirmed in June 2019. This committee is responsible for implementing and reviewing executive compensation plans, policies and programs in an effort to ensure the attraction and retention of executive officers in a reasonable and cost-effective manner, to motivate their performance in the achievement of our business objectives and to align the interests of executive officers with the long-term interests of our stockholders. To that end, it is the responsibility of the committee to develop and approve, periodically, a general compensation plan and salary structure for our executive officers that also considers business and financial objectives, industry and market pay practices and/or such other information as may be deemed appropriate.
It is the responsibility of the Compensation Committee to review and recommend for approval by the independent directors of the full Board the compensation (salary, bonus and other compensation) of our CEO, to review and approve the compensation (salary, bonus and other compensation) of our other Named Executive Officers and to review and approve perquisites offered to our Named Executive Officers. The Compensation Committee shall also review and approve corporate goals and objectives relevant to the compensation of our Named Executive Officers, evaluate performance in light of the goals and objectives, and review and approve all employment, retention and severance agreements for our Named Executive Officers.
The Compensation Committee acts on behalf of the Board of Directors in administering compensation plans approved by the Board and/or the stockholders, including the Argan, Inc. 2011 Stock Plan, in a manner consistent with the terms of such plans; reviews and makes recommendations to the Board of Directors with respect to new compensation, incentive and equity-based plans; and reviews and makes recommendations to the Board on changes in major benefit programs for our Named Executive Officers. The Compensation Committee also reviews the management succession program for the CEO and selected other executive officers.

The members of the Compensation Committee are independent directors under the applicable rules of the NYSE. No current member of the Compensation Committee has ever been an officer or employee of the Company except Ms. Flanders who served as our chief financial officer during calendar 2015 (during Fiscal 2019, the Board member status of Ms. Flanders was restored to “independent” pursuant to the requirements of the NYSE).
Nominating/Corporate Governance Committee.   During Fiscal 2020, the members of this committee met formally one time. All members attended this meeting. In order to fill the vacancy of the Board created by the decision of Mr. Brian Sherras in June 2019 not to stand for election to another term, Mr. Bosselmann presented Ms. Koilpillai to the committee at the meeting for its consideration of her as a potential independent Board member. The committee members interviewed Ms. Koilpillai, promptly deliberated and agreed to recommend her nomination to the full Board. The committee members considered Mr. Bosselmann’s recommendation, Ms. Koilpillai’s background and professional experience, the interview performance of Ms. Koilpillai and her potential fit with the other members of the Board in making their recommendation decision. She was appointed to the Board in September 2019.
The Board recently appointed Mr. Getsinger, Mr. Leimkuhler and Ms. Koilpillai, as chairperson, to a new subcommittee of the Nominating/Corporate Governance Committee and tasked the subcommittee with formalizing the Company’s approach to understanding and responding to the environmental, social and governance concerns of the Company’s stockholders. A responsive approach would focus on the Company’s management practices and whether they tend towards sustainability and community improvement. Increasingly, investors are making investment decisions pursuant to a strategy which considers both financial return and the commitment to favored social/environmental initiatives.
The initial written charter of the committee now known as the Nominating/Corporate Governance Committee was adopted in April 2004, and was most recently reviewed and affirmed in June 2019. Pursuant to its expanded duties and responsibilities, this committee provides oversight of our corporate governance affairs, including the consideration of risks, and assesses the full Board’s performance annually in accordance with procedures established by it. This committee has been primarily responsible for identifying individuals qualified to become members of our Board of Directors, and for recommending the persons to be nominated by the Board for election as directors at the annual meeting of stockholders and the persons to be chosen by the Board of Directors to fill any vacancies on the Board that may arise.
In its evaluations, the Nominating/Corporate Governance Committee considers the gender and ethnic diversity of the Board of Directors and uses certain other selection criteria as a guide in its selection process. Such selection criteria include the following: (i) nominees should have a reputation for integrity, honesty and adherence to high ethical standards; (ii) nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term business objectives and should be willing and able to contribute positively to our decision-making process; (iii) nominees should have a commitment to understand the Company and its industry and to attend regularly and to participate meaningfully in meetings of the Board of Directors and its committees; (iv) nominees should have the willingness and ability to understand the sometimes conflicting interests of our various constituencies, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders; and (v) nominees should not have, or appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all of our stockholders and to fulfill the responsibilities of a director. Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.
The Nominating/Corporate Governance Committee is also responsible for reviewing with the full Board, on an annual basis, the requisite skills and criteria for new Board members as well as the composition of the Board as a whole. The Board of Directors believes that its membership should include individuals representing a diverse range of experience that gives the Board both depth and breadth in the mix of its skills. To that end, the Board endeavors to include in its overall composition a variety of targeted skills that complement one another rather than requiring each director to possess the same skills, perspective and interests.
Accordingly, this committee and the full Board consider the qualifications of directors and director nominees individually and also in the broader context of the Board’s overall composition and the Company’s current and future needs. We will consider nominees for the Board who are recommended by stockholders. Nominations by stockholders must be in writing, must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five years, and a representation that the nominating stockholder is a beneficial or record owner of our Common Stock. Any such submission must also be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Nominating/Corporate Governance Committee will review the qualifications and backgrounds of all directors and nominees (without regard to whether a nominee has been recommended by a stockholder), as well as the overall composition of the Board. Nominations must be delivered to this committee’s attention at our headquarters address.
Board Leadership and Risk Oversight
Mr. Bosselmann, our CEO, also currently serves as the Chairman of our Board of Directors. Mr. Griffin is also a member of management. Seven of the nine members of the Board, Messrs. Getsinger, Jeffrey, Leimkuhler, Mitchell, Quinn; Ms. Flanders and Ms. Koilpillai, are considered to be independent based on the Board’s consideration of our independence standards and the applicable independence standards of the NYSE as set forth in Section 303A.02(a)(ii) of the NYSE Listed Company Manual. The Board believes that its current leadership structure provides independent Board leadership and engagement while also deriving the benefit of having our CEO serve as Chairman of the Board. The Board has determined that Mr. Bosselmann, the individual with primary responsibility for managing the Company’s day-to-day operations, is best positioned to chair regular Board meetings and to lead and facilitate discussions of key business and strategic issues.
The Board periodically reviews the structure of the Board. Our bylaws currently provide that the Company’s CEO shall preside at all meetings of the Board of Directors. The Board could amend that bylaw, but it believes that we have best corporate practices in place to ensure that the Company maintains a strong and independent Board, the highest standards of corporate governance and the continued accountability of our CEO to the Board. This structure is evidenced by the composition of the current Board of Directors and the membership of its Audit, Compensation and Nominating/Corporate Governance Committees.
All of the members of these three committees are independent directors. Consequently, independent directors directly oversee critical matters such as the remuneration policy for executive officers, succession planning, corporate governance guidelines, policies and practices, the director nomination process, our corporate finance strategies and initiatives, and the integrity of our consolidated financial statements and internal control over financial reporting.
Mr. Quinn has been designated by the Board as the lead independent director. As the primary liaison between the Chairman of the Board and the independent directors, his documented duties and responsibilities include (1) approving Board meeting schedules and agendas; (2) approving the type of information provided to the directors in connection with each meeting of the Board; (3) presiding over all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors; (4) providing feedback to the Chairman of the Board on issues considered at such meetings; (5) calling meetings of the independent directors when deemed necessary and appropriate; and (6) performing such other duties as the Board from time to time may determine.
One of the Board’s key responsibilities is the oversight of our assessment and management of risks that may adversely impact the Company. The standing Audit, Compensation and Nominating/Corporate Governance Committees address risks in their respective areas of oversight. Consequently, the Board monitors the design and effectiveness of our system of internal controls over financial reporting, the effectiveness of our corporate codes of conduct and ethics, including whether they are successful in preventing wrongful conduct, and risks associated with the independence of its members, potential conflicts of interest and succession planning.
Our Audit Committee considers and discusses our major financial risk exposures, including the risk that our sensitive and confidential data may not be adequately protected from unauthorized access, and the steps our management has taken to monitor and control these exposures, including guidelines and policies for the processes by which risk assessment, risk management and the structuring of our insurance programs are undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. It overseas the performance of management’s assessments of our system of internal control over financial reporting and of the audits conducted by the independent registered public accountants of our consolidated financial statements and our internal controls over financial reporting.
The Compensation Committee overseas the administration of our stock plans, and reviews and recommends the salaries and bonuses paid to the Named Executive Officers while assessing whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
The independent directors of the full Board approve the salary and bonus amounts paid to Named Executive Officers and approve all stock option and other stock awards. Senior management reports on enterprise risk issues, including operational, financial, legal and regulatory, and strategic and reputation risks, to the appropriate committee or to the full Board.
The entire Board and the committees receive reports on areas of material risk not only from senior management, but from our internal audit firm, our independent registered public accountants, outside counsel, and other members of management and professional advisors. When one of the committees receives any such report, the chairman of the committee reports to the full Board of Directors at the next Board meeting. This process enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.
The Board of Directors adopted a set of governance guidelines which provide a framework within which the Board conducts its business. The guidelines describe the basic responsibilities of a member of our Board and the requirements for the conduct of Board and committee meetings. These governance guidelines are available on our website at www.arganinc.com.
Compensation of Directors
Each non-employee member of our Board of Directors receives an annual fee of $20,000, plus $300 for each formal Board or committee meeting attended. Members of the Audit Committee receive an additional annual fee of $5,000. Directors are reimbursed for reasonable expenses actually incurred in connection with attending each formal meeting of the Board of Directors or the meeting of any committee thereof. Directors are also eligible for the award of options to purchase shares of our Common Stock. The following table summarizes the fees and other compensation for the non-employee members of our Board of Directors for Fiscal 2020:
Name	Fees	Stock Option Awards(1)	All Other Compensation	Total Compensation
Cynthia A. Flanders	$27,050	$78,600	$—	$105,650
Peter W. Getsinger	28,300	78,600	—	106,900
John R. Jeffrey, Jr.	28,000	78,600	—	106,600
Mano S. Koilpillai(2)	5,600	165,330	—	170,930
William F. Leimkuhler	25,500	78,600	—	104,100
W.G. Champion Mitchell	21,800	78,600	—	100,400
James W. Quinn	23,000	78,600	—	101,600

(1)
Amounts represent the aggregate award date fair value reflecting the assumptions discussed in Note 12, Stock-Based Compensation, of our consolidated financial statements included in our Annual Report on Form 10-K for Fiscal 2020.

(2)
Ms. Koilpillai joined the Board of Directors in September 2019.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS

PROPOSAL NO. 2
APPROVAL OF THE 2020 STOCK PLAN
Background
On April 28, 2020, the Board of Directors adopted resolutions, subject to stockholder approval, to adopt the Argan, Inc. 2020 Stock Plan (the “Stock Plan”) and to reserve 500,000 shares of our Common Stock for issuance thereunder. The purpose of the Stock Plan is to provide our employees and directors who are in a position to contribute materially to our long-term success with opportunities to increase their interest in the Company’s welfare, and to help in attracting and retaining employees and directors of outstanding ability, including those additional management and non-management employees who may join us as a result of future business acquisitions or other growth of the Company.
The Stock Plan replaces the Argan, Inc. 2011 Stock Plan (the “2011 Plan”) which expires on July 19, 2021. As of April 30, 2020, there were 164,833 remaining shares of Common Stock available for award under the 2011 Plan and there were outstanding options to purchase 1,433,567 shares of our Common Stock, including options to purchase 410,500 shares of our Common Stock that were granted to our officers, employees and members of the Board of Directors during the fifteen (15) month period ended April 30, 2020. In addition, as of April 30, 2020, there were outstanding performance-based restricted stock units (“PSUs”) that have been awarded to our CEO and our CFO by the Board pursuant to the terms of the 2011 Plan covering a maximum potential issuable number of 117,000 shares of Common Stock, before adjustments for cash dividends.
The material features of the Stock Plan are outlined below. This summary is qualified in its entirety by reference to the full text of the Stock Plan, a copy of which is attached hereto.
The 2020 Stock Plan
Purpose.   The purpose of the Stock Plan is to provide incentives to employees and directors who are in a position to contribute materially to our long term success, to increase their interest in the Company’s welfare and to aid in attracting and retaining individuals with outstanding ability. The Plan is administered by the Compensation Committee (the “Compensation Committee”) of our Board of Directors.
Eligibility.   Subject to certain other provisions of the Stock Plan, the number of shares of our Common Stock which may be issued or transferred pursuant to stock options and stock awards granted under the Stock Plan (“Awards”) and the number of shares of our Common Stock which may be subject to outstanding but unexercised stock options granted under the Stock Plan shall not exceed 500,000 shares in the aggregate. Stock options granted under the Stock Plan may be either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified options. Incentive stock options may be granted only to employees of the Company (including directors who are employees), while non-qualified options may be issued to employees and directors (whether or not an employee) of the Company. Employees and directors shall also be eligible to receive grants of restricted and/or unrestricted stock under the Stock Plan. Our Board of Directors has the authority to determine those individuals who shall receive Awards and the number of shares of our Common Stock subject to such Awards. The Board of Directors shall also determine the time periods during which stock options granted under the Stock Plan may become partially or fully exercisable and the exercise price for each stock option granted under the Stock Plan, subject to certain limitations described therein. Restricted stock grants may be made subject to vesting, in one or more installments, upon the happening of certain events, upon the passage of a specified period of time, upon the fulfillment of certain conditions or upon the achievement by the Company or any subsidiary, division, affiliate or joint venture of the Company of certain performance goals, as the Compensation Committee shall recommend in each case when restricted stock grants are awarded.
Terms of the Options.   Awards must occur no later than July 19, 2030. The per share purchase price of the shares of Common Stock subject to incentive and non-qualified stock options may not be less than the fair market value of the Common Stock on the date that the stock option is granted. For incentive stock options granted to any person who owns, directly or indirectly, at the time of the grant, 10% or more of the total combined voting power of all classes of stock of the Company (a “10% Stockholder”), the per share purchase price of the shares of Common Stock subject to the option shall be at least 110% of the fair market value of our Common Stock on the date of grant. Incentive stock options granted under the Stock Plan cannot be exercised more than ten years from the date of grant except that the term of an incentive stock option issued to a 10% Stockholder cannot exceed five years.
The aggregate exercise price of a stock option, or any portion thereof, shall be payable on the date of exercise of the option (i) in cash or by check, bank draft or postal or express money order by the option holder, or (ii), provided that a public market exists for our Common Stock, in consideration received by the Company under a procedure whereby a qualified broker-dealer advances funds on behalf of an option holder or sells shares acquired upon the exercise of a stock option on behalf of an option holder. Notwithstanding any other provisions hereof, the aggregate fair market value (determined at the time the option is granted) of the shares of Common Stock with respect to which an incentive stock option becomes exercisable for the first time during any calendar year (under the Stock Plan and all other similar plans of the Company) shall not exceed $100,000.
Transferability.   No right under the Stock Plan may be transferred other than by will or the laws of descent and distribution. During the lifetime of an option holder, a stock option will be exercisable only by the option holder or his/her conservator. If a stock option shall expire and terminate for any reason, in whole or in part, without being exercised or, if a stock award is forfeited because the restrictions with respect to such stock award shall not have been met or have lapsed, the number of shares of Common Stock subject to the stock option or which are no longer outstanding under a stock award may again become available for an Award.
Federal Income Tax Consequences.   If an option granted under the Stock Plan is an incentive stock option, the option holder will recognize no taxable income upon the grant of the incentive stock option and will incur no income tax liability due to the exercise unless the option holder is subject to the alternative minimum tax. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after grant of the option and one year after transfer of the shares to the option holder by the Company, any gain will represent a long-term capital gain for the option holder. If these holding periods are not satisfied, the option holder will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the Common Stock at the date of the option exercise or the sale price of the Common Stock. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the option holder. Any gain recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as capital gain.
Currently, a short-term capital gain (the profit on the sale of an asset held for a period less than one year) is taxed for Federal purposes at the same rate as applied to the ordinary income of the taxpayer. The Federal tax rate for a long-term capital gain (the profit on the sale of an asset held for a period of at least one year) is 0%, 15% or 20%, depending on the income of the taxpayer; these rates are typically much lower than the ordinary income tax rate.
If an option granted under the Stock Plan is a non-qualified stock option, the option holder will recognize no taxable income upon the grant of the stock option, but will recognize ordinary income equal to the difference between the exercise price and the fair market value of the Common Stock at the date of the option exercise regardless of whether or not any of the shares transferred to the option holder upon exercise of the option are sold. The Company will be entitled to an income tax deduction in the same amount as the ordinary income recognized by an option holder upon the exercise of a non-qualified stock option. The Company is obligated to collect certain payroll taxes from the option holder on the date of exercise based on the amount of ordinary income recognized by the option holder upon the corresponding exercise.
The recipient of a restricted stock award generally does not recognize taxable income at the time of award, and the Company is not entitled to an income tax deduction at that time unless the recipient elects to be taxed at the time of award by making an election under Section 83(b) of the Code within 30 days of the date of award. When the restrictions applicable to the shares lapse, the recipient recognizes ordinary income in an amount equal to the excess of the fair market value of the shares of our Common Stock at such time over the amount, if any, paid for the shares. Ordinarily, the Company will be entitled to an income tax deduction at the same time and in the same amount as the ordinary income recognized by the recipient. The award of unrestricted shares of our Common Stock has immediate income tax consequences for both the recipient and the Company. The recipient will recognize ordinary income at the time of the award in an amount equal to the then fair market value of the shares of Common Stock less any amount paid for the shares. Ordinarily, we will be entitled to an income tax deduction at the same time and in the same amount as the ordinary income recognized by the recipient.
The foregoing is only a summary of the effects of federal income taxation upon individuals and the Company with respect to Awards and the acquisition of shares of our Common Stock under the Stock Plan, and does not purport to be complete. References should be made to the applicable provisions of the Code. This summary does not discuss the income tax laws of any municipality, state or foreign country in which the recipient of an Award may reside.
Termination of Employment/Relationship.   If employment with the Company of the holder of a stock option is terminated other than by disability or death, the term of any then outstanding stock option held by the employee shall extend for a period no later than three months after the employment termination date, in the case of an incentive stock option, and no later than twelve months after the employment termination date, in the case of a non-qualified stock option. If a director ceases to be a director, other than by reason of death, the terms of any then outstanding non-qualified stock option held by the individual shall extend for a period no later than twelve months after cessation of the services being provided to the Company by the option holder. If employment with the Company of the holder of an incentive stock option is terminated by reason of disability, the term of any then outstanding incentive stock option held by the employee shall extend for a period ending no later than twelve months after the employment termination date. In all of the cases summarized in this paragraph, a stock option shall be exercisable to the extent it was exercisable as of the last date of employment or service, as applicable.
If an option holder dies, the representative of his/her estate or beneficiaries thereof to whom the stock option has been transferred shall have the right during the period ending no later than twelve months after the date of death to exercise any then outstanding stock options in whole or in part.
If an individual who holds restricted stock awarded under the Stock Plan ceases his/her employment with us or service to us, as applicable, prior to the lapse of any restrictions related to the restricted stock, such Common Stock shall be forfeited and returned to us.
Notwithstanding the foregoing, all stock options and restricted stock units outstanding at the time of a change in control of the Company, as defined in the Stock Plan, shall become fully vested.
Equity Compensation Plan Information
The following table sets forth certain information, as of April 30, 2020, concerning securities authorized for issuance under warrants and options to purchase our Common Stock.
	Number of Securities Issuable under Outstanding Warrants and Options(2)	Weighted-Average Exercise Price of Outstanding Warrants and Options	Number of Securities Remaining Available for Future Issuance(3)
Equity Compensation Plans Approved by the Stockholders(1)	1,433,567	$43.69	164,833
Equity Compensation Plans Not Approved by the Stockholders	—	—	—
Totals	1,433,567	$43.69	164,833

(1)
Approved plans include the 2011 Plan. As of April 30, 2020, a total of 2,750,000 shares of Common Stock had been authorized for issuance under the 2011 Plan by the stockholders.

(2)
The number of shares presented in this column does not include 117,000 shares of our Common Stock covered by awards of performance-based restricted stock units to our CEO and CFO made in April 2018, April 2019 and April 2020 pursuant to the terms of the 2011 Plan.

(3)
The number of shares presented in this column represents the remaining number of shares of our Common Stock available for future stock awards of any type pursuant to the terms of the 2011 Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF
THE ARGAN, INC. 2020 STOCK PLAN AND THE ALLOCATION OF 500,000 SHARES OF
OUR COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER

PROPOSAL NO. 3
APPROVAL OF EXECUTIVE COMPENSATION (THE “SAY-ON-PAY” PROPOSAL)
We are seeking stockholder approval of the compensation of our Named Executive Officers as described in this Proxy Statement. This description is contained in the Executive Compensation section of this Proxy Statement which is included below, including the compensation tables and the narrative compensation disclosures included therein. This non-binding advisory proposal, commonly known as a “say-on-pay” proposal, is required under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This vote represents our eighth annual advisory say-on-pay vote. Last year, the stockholders approved our executive compensation with 98% of the vote in favor of our program.
Based on management’s recommendation and the results of voting by the stockholders at the 2019 Annual Meeting, the Board of Directors determined that we will hold an advisory vote on executive compensation every year. Because this is an advisory vote, it will not be binding on the Board of Directors and it will not directly affect or otherwise limit any existing compensation or award arrangement of any of our Named Executive Officers. However, our Compensation Committee does intend to consider the outcome of the vote when determining future executive compensation arrangements.
Our executive compensation program has been structured by the Compensation Committee to assure the stability of our core management team through challenging business environments. Concurrently we provide incentives to drive profitable growth and to deliver value to our stockholders.
We were disappointed when our proposal seeking approval of the executive compensation program at the 2017 Annual Meeting failed to receive majority support from our stockholders, as this vote represented a decline in support for our program from the prior year. Following up on this failure to obtain support, the Compensation Committee commenced a comprehensive shareholder outreach initiative during Fiscal 2018. The purpose was to deepen our understanding of the perspectives of our stockholders with respect to our compensation practices, and to evaluate and to address any concerns or reactions we received. Based on this feedback, we increased the vesting period for stock option awards, introduced the use of performance-based long-term incentive equity compensation, instituted a cap on annual cash incentive awards and committed to a policy prohibiting the future negotiation of single-trigger change-in-control provisions.
These changes led to enhancements of the disclosures regarding executive compensation which are reflected in the discussion of our executive compensation included in our Proxy Statement for the current year. During Fiscal 2020, the members of the Compensation Committee continued to engage in meaningful contacts with certain stockholders, as we proactively contacted 22 of our top 25 shareholders, who collectively represented approximately 70.8% of our outstanding shares, as described further in the “Executive Compensation Discussion and Analysis” section below.
We feel it is important to add that the Board of Directors adopted several policies with the intention of improving accountability and further encouraging an alignment of stockholder and executive officer interests. These policies, which are also described in further detail below in the “Executive Compensation Discussion and Analysis” section, include a stock ownership policy for Named Executive Officers and non-employee members of our Board, a clawback policy, a no pledging policy and an anti-hedging policy.
Consistent with past efforts to increase compensation transparency for our stockholders, we developed specific performance metrics for use in the determination of the amount of non-equity incentive compensation that may be earned each year by the two Co-Presidents of Gemma. The metrics were used to confirm the amounts of such compensation earned by them for Fiscal 2020.
In considering how to vote on this advisory proposal, we urge our stockholders to study all the relevant information in the “Executive Compensation Discussion and Analysis” section below, including the compensation tables and the narrative disclosures regarding our executive compensation program that are included therein.
THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF
THE SAY-ON-PAY PROPOSAL

PROPOSAL NO. 4
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee of our Board of Directors has selected Grant Thornton LLP (“Grant Thornton”) as the independent registered public accountants for the performance of the audits of our consolidated financial statements and our system of internal control over financial reporting for our fiscal year ending January 31, 2021. Our stockholders are being asked to ratify the Audit Committee’s selection. Grant Thornton has served as our independent registered public accountants since 2007. A representative of Grant Thornton is expected to be present at the meeting and to be available to respond to appropriate questions. Although Grant Thornton has indicated that no statement will be made, the firm will be provided the opportunity for a statement.
Audit Firm Independence
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accountants and it evaluates the selection of them each year. In addition, in order to promote continuing auditor independence, the Audit Committee considers the independence of Grant Thornton at least annually. Based on their most recent evaluation, including the firm’s past performance and an assessment of the firm’s qualifications and resources, the Audit Committee believes that the continued retention of Grant Thornton to serve as our independent registered public accountants is in the best interests of the Company and its stockholders.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has established a policy requiring the pre-approval of all audit and non-audit services to be performed by our independent registered public accountants, who may not render any audit or non-audit service unless the service is approved in advance by the Audit Committee pursuant to its pre-approval policy. The committee has delegated to its chairman the authority to pre-approve certain services. The chairman must report any pre-approval pursuant to such delegation of authority to the other members of the committee at its next scheduled meeting at which time the Audit Committee is then asked to approve and ratify the pre-approved service. The Audit Committee followed these guidelines in approving all services rendered by our independent registered public accountants.
Fees
The following table below presents the approximate amounts of fees billed to us by Grant Thornton for professional services rendered during and related to the fiscal years ended January 31, 2020 and 2019.
	2020	2019
Audit Fees	$1,116,000	$1,030,000
Audit-Related Fees	—	—
Tax Fees	—	48,000
All Other Fees	—	—
Total Fees	$1,116,000	$1,078,000
Audit Fees.   This category consists of fees billed for professional services rendered for annual audits of our consolidated financial statements, for statutory audits of the separate financial statements of foreign subsidiaries, for reviews of quarterly condensed consolidated financial statements and for the review of current reports and other documents filed with the SEC. Audit fees also include the costs associated with Grant Thornton’s audit of the effectiveness of our internal control over financial reporting.
Audit-Related Fees.   This category includes fees billed for services provided by Grant Thornton that were related to consultations on accounting and reporting matters and to due diligence procedures performed during the investigations of potential acquisitions. No such fees were incurred during the years ended January 31, 2020 and 2019.

Tax Fees.   This category consists of fees billed for professional tax services provided in the areas of compliance, research and development credits, research and planning. No such fees were incurred by Grant Thornton during the year ended January 31, 2020.
All Other Fees.   This category includes fees for other miscellaneous items. No such fees were incurred during the years ended January 31, 2020 and 2019.

AUDIT COMMITTEE REPORT
The Audit Committee of our Board operates pursuant to a written charter which was updated in June 2019. A copy can be found at www.arganinc.com. The Board of Directors has made a determination that the members of the Audit Committee satisfy the independence and other requirements of the NYSE and the applicable rules of the SEC. The Board has also made the determination that at least one member of the committee is a “financial expert” as that term is defined in Item 407 of the SEC’s Regulation S-K.
The responsibilities of the Audit Committee are set forth in its charter. This committee is responsible for the appointment and supervision of our independent registered public accountants; the approval of the arranged fees for services; the evaluation of the firm’s qualifications and independence; the approval of all audit and non-audit services provided by them; and the review of our consolidated financial statements with our management and them. The Company’s independent registered public accountants are required to report directly to the Audit Committee. The Audit Committee also reviews our accounting policies, internal control procedures, material related party transactions and our systems security (including cybersecurity), and compliance activities. Its members also review the Charter of the Audit Committee. The following is a report on the Audit Committee’s activities for Fiscal 2020.
Audit of Financial Statements
The Audit Committee reviewed and discussed the Company’s unaudited condensed consolidated financial statements for the fiscal quarters ended April 30, July 31 and October 31, 2019, and the Company’s audited consolidated financial statements as of January 31, 2020 and for the year then ended with the management of the Company and with the engagement personnel of Grant Thornton, the Company’s independent registered public accounting firm. During the year, our independent accountants also made a presentation to the Audit Committee that outlined their audit timeline and planned procedures based on their assessments of the significant financial statement and fraud risks. The audit report issued by Grant Thornton relating to the Company’s consolidated financial statements as of January 31, 2020 and for the year then ended expressed an unqualified opinion thereon.
The scope of the audit procedures performed by Grant Thornton for the year ended January 31, 2020 also included observations and tests of evidence with results sufficient for the accounting firm to report that the Company maintained, in all material respects, effective internal control over financial reporting as of January 31, 2020.
Review of Other Matters with the Independent Registered Public Accountants
The Audit Committee has also discussed with Grant Thornton the matters required to be communicated to the Company pursuant to applicable regulations of the PCAOB. The Audit Committee has received from Grant Thornton the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Grant Thornton matters relating to the firm’s independence from the Company. There have not been any independence matters brought to the attention of the Audit Committee. The Audit Committee has also received from Grant Thornton the written communication required by the corporate governance rules of the NYSE that describes the firm’s quality control policies and procedures including its audit performance and independence monitoring systems. It also provides disclosure of material issues raised by inquiry or investigation by government or professional authorities over the last five years.
Recommendation That Financial Statements Be Included in the Annual Report
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements described above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020 for filing with the SEC.
Submitted by the Audit Committee of the Board of Directors:
John R. Jeffrey, Jr., Chairman
Cynthia A. Flanders
Peter W. Getsinger
THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

PRINCIPAL STOCKHOLDERS
The following table presents the number of shares of Common Stock beneficially owned as of January 31, 2020 by each director; each executive officer named in the Summary Compensation Table below (the “Named Executive Officers”); all directors and executive officers as a group; and each person who, to our knowledge, owns beneficially more than 5% of our Common Stock. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.
Name and Address	Shares Beneficially Owned(1)	Beneficial Ownership Percentage(1)
Rainer H. Bosselmann(2)	515,744	3.26%
William F. Griffin, Jr.(3)	296,150	1.89%
James W. Quinn(4)	114,569	*
David H. Watson(5)	84,367	*
William F. Leimkuhler(6)	81,999	*
Cynthia A. Flanders(7)	61,999	*
W.G. Champion Mitchell(8)	52,499	*
Peter W. Getsinger(9)	38,399	*
John R. Jeffrey, Jr.(10)	25,999	*
Charles E. Collins IV(11)	11,677	*
T. Colin Trebilcock(11)	11,677	*
Mano S. Koilpillai	—	—
Officers and Directors, as a group (13 persons)(12)	1,319,142	8.15%
Wellington Management Group, LLP(13)	1,630,717	10.43%
River Road Asset Management, LLC(14)	1,291,263	8.26%
FMR LLC(15)	1,282,904	8.21%
BlackRock, Inc.(16)	1,071,095	6.85%
Dimensional Fund Advisors, LP(17)	1,046,801	6.70%

*
Less than 1%.

(1)
Each applicable percentage of ownership is based on 15,634,969 shares of Common Stock outstanding as of January 31, 2020, together with applicable stock options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of January 31, 2020 are deemed to be beneficially owned by the person holding such stock options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted in the footnotes below, the address for each of the individuals listed in the table above is c/o Argan, Inc., One Church Street, Suite 201, Rockville, Maryland 20850.

(2)
Includes 325,170 shares owned by Mr. Bosselmann and 2,241 shares owned by Mr. Bosselmann and his wife, as joint tenants. Also includes options to purchase 188,333 shares of Common Stock which are held by Mr. Bosselmann and are fully vested.

(3)
Includes 286,150 shares owned by the William F. Griffin, Jr. Revocable Trust DTD 12/09/04; Mr. Griffin is a trustee of the trust. Also includes options to purchase 10,000 shares of Common Stock which are fully vested.

(4)
Includes options to purchase 49,999 shares of Common Stock held by Mr. Quinn which are fully vested. Does not include 275,019 shares of Common Stock held by Allen & Company LLC and affiliates. Mr. Quinn disclaims beneficial ownership of the shares held by Allen & Company LLC and affiliates.

(5)
Includes options to purchase 80,667 shares of Common Stock which are fully vested.

(6)
Includes options to purchase 59,999 shares of Common Stock which are fully vested.

(7)
Includes options to purchase 46,999 shares of Common Stock which are fully vested.

(8)
Includes options to purchase 16,666 shares of Common Stock which are fully vested.

(9)
Includes options to purchase 26,999 shares of Common Stock which are fully vested.

(10)
Includes options to purchase 19,999 shares of Common Stock which are fully vested.

(11)
Includes options to purchase shares of Common Stock which are fully vested.

(12)
Includes options to purchase 546,328 shares of Common Stock held by the executive officers and members of our Board of Directors which are considered to be fully vested.

(13)
Based upon Schedule 13G/A (Amendment No. 2) filed with the SEC on January 27, 2020 by Wellington Management Group LLP (“Wellington”) and affiliated firms, which reports aggregate beneficial ownership of 1,630,717 shares of Common Stock. Wellington reports that it has shared dispositive power with respect to all of these shares of Common Stock and shared voting power with respect to 1,491,590 shares of Common Stock. The address for Wellington is 280 Congress Street, Boston, Massachusetts 02210.

(14)
Based upon Schedule 13G filed with the SEC on January 14, 2020 by River Road Asset Management, LLC (“River Road”), which reports aggregate beneficial ownership of 1,291,263 shares of Common Stock. River Road reports that it has sole dispositive power with respect to all of these shares of Common Stock and sole voting power with respect to 1,222,164 shares of Common Stock. The address for River Road is 462 South Fourth Street, Suite 2000, Louisville, Kentucky 40202.

(15)
Based upon Schedule 13G filed with the SEC on February 7, 2020 by FMR LLC (“FMR”), which reports aggregate beneficial ownership of 1,282,902 shares of Common Stock. River Road reports that it has sole dispositive power with respect to all of these shares of Common Stock and sole voting power with respect to 104,035 shares of Common Stock. The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.

(16)
Based upon Schedule 13G/A (Amendment No. 3) filed with the SEC on February 5, 2020 by BlackRock, Inc. (“BlackRock”), which reports aggregate beneficial ownership of 1,071,095 shares of Common Stock over which it has sole dispositive power with respect to all of the shares of Common Stock and sole voting power with respect to 1,039,310 shares of Common Stock. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.

(17)
Based upon Schedule 13G/A (Amendment No. 3) filed with the SEC on February 12, 2020 by Dimensional Fund Advisors LP (“Dimension”) which reports aggregate beneficial ownership of 1,046,801 shares of Common Stock. Dimension reports that it has sole dispositive power for all of these shares of Common Stock, but sole voting power with respect to 996,622 shares of Common Stock. The address for Dimension is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

EXECUTIVE COMPENSATION
DISCUSSION AND ANALYSIS
Introduction
This section of the Proxy Statement provides an overview and analysis of our executive compensation program. Over the past several years, the Compensation Committee has engaged in comprehensive shareholder outreach efforts resulting in a number of significant modifications to our executive compensation program, covered in the discussion of our program for the current year below. During Fiscal 2020, the members of the Compensation Committee continued shareholder engagement and received positive feedback regarding the changes undertaken and the overall compensation program. The following describes the Company’s executive compensation-setting process, the program’s compensation principles and objectives, the major elements of compensation paid to executives under the program, other compensation-related policies and the actions that were taken by the Compensation Committee for Fiscal 2020 and beyond. For Fiscal 2020, the Company’s senior executive officers considered to be Named Executive Officers, as defined in the rules of the SEC, were:
•
Rainer H. Bosselmann, Chairman of the Board and Chief Executive Officer;

•
William F. Griffin, Jr., Non-Executive Chairman of Gemma(1);

•
David H. Watson, Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary;

•
Charles E. Collins IV, Co-President of Gemma; and

•
T. Colin Trebilcock, Co-President of Gemma.

Role of the Compensation Committee
The Compensation Committee of our Board of Directors establishes the overall executive compensation philosophy and oversees the executive compensation program in accordance with its charter. This charter is available on our website at www.arganinc.com.
The written charter of the Compensation Committee was reaffirmed in June 2019. The Compensation Committee is responsible for implementing and reviewing executive compensation plans, policies and programs in an effort to ensure the attraction and retention of executive officers in a reasonable and cost-effective manner, to motivate their performance toward the achievement of our business objectives and to align the interests of executive officers with the long-term interests of our stockholders. To that end, it is the responsibility of the Compensation Committee to develop and to approve periodically a general compensation plan and salary structure for our executive officers that considers business and financial objectives, industry and market pay practices and/or such other information as may be deemed appropriate. It is also the responsibility of the Compensation Committee to review the compensation (salary, bonus and other compensation) of our CEO, to review the results of the calculations pursuant to the performance criteria established in the employment agreements of Messrs. Collins and Trebilcock, to review and approve the compensation (salary, bonus and other compensation) of our other Named Executive Officers, to review and approve perquisites that may be offered to our Named Executive Officers, and to recommend to the full Board of Directors that it ratifies the Committee’s decisions. The Compensation Committee also reviews and approves corporate goals and objectives relevant to the compensation of our Named Executive Officers, evaluates performance in light of the goals and objectives, and reviews and approves all employment, retention and separation agreements for our Named Executive Officers.
The Compensation Committee acts on behalf of the Board of Directors in administering compensation plans approved by the Board and/or the stockholders, including the Stock Plan, in a manner consistent with the terms of such plans; reviews and makes recommendations to the Board of Directors with respect to new compensation and incentive and equity-based plans; and reviews and makes recommendations to the

(1)
On November 15, 2019, Mr. Griffin transitioned from Vice Chairman and Chief Executive Officer of Gemma to Non-Executive Chairman of Gemma.

Board on changes in major benefit programs for our Named Executive Officers. The Compensation Committee is also responsible for the development of management succession plans for our CEO and selected other executive officers.
The Board of Directors has determined that each member of the Compensation Committee is “independent” within the meaning of the NYSE corporate governance listing standards and our Corporate Governance Guidelines.
Role of the Chief Executive Officer
Our CEO, in consultation with the Compensation Committee, establishes the strategic direction of our executive compensation program. During the first quarter of each fiscal year, the CEO consults with the Chairman of the Compensation Committee to discuss the financial results for the fiscal year just ended, the results of business development efforts during the year, and the amount of project backlog at year-end, and to evaluate the individual performance and achievements of the other Named Executive Officers. This review also includes the assessments of the other Compensation Committee members regarding executive performance, and may consider the results of the most recent competitive market positioning review used in setting the amount of compensation for Named Executive Officers. In consultation with our CFO, the Compensation Committee reviews the performance-based incentive compensation amounts for Mr. Collins and Mr. Trebilcock which are calculated pursuant to the criteria included their employment agreements. As a critical element of this process, the Compensation Committee exercises its sole responsibility by evaluating the CEO’s performance for the most recently completed fiscal year and setting the level and elements of his compensation. The CEO is not present when the Compensation Committee discusses and determines his compensation.
Financial Summary
Fiscal 2020 Financial Overview.   Argan’s primary business is providing a full range of services to the power industry, including the engineering, procurement and construction of gas-fired and biomass-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services. We provide these services through our Gemma Power Systems (“Gemma”) and Atlantic Projects Company (“APC”) subsidiary operations. Argan also owns Southern Maryland Cable (“SMC”), which provides telecommunications infrastructure services, and The Roberts Company (“TRC”), which is a fully integrated fabrication, construction and plant services company.
Financial performance during the year ended January 31, 2020, or Fiscal 2020, was severely impacted by the TeesREP loss contract and the delayed starts of new power plant projects. We reported in previous filings that we expected the revenues of Gemma to decrease significantly in Fiscal 2020 compared to the revenues for the year ended January 31, 2019, or Fiscal 2019, which they did. As the construction activity of Gemma on four large natural gas-fired power plants was substantially completed during Fiscal 2019, our consolidated revenues for Fiscal 2020 declined to $239.0 million from $482.2 million for Fiscal 2019. However, we are encouraged by the start of the construction activities on the Guernsey Power Station, the largest in Company history, which should result in improved revenues over the coming year.
The significant contract loss on the TeesREP project incurred during the current year by APC in the amount of $33.6 million, most of which was recognized in the first quarter, caused us to report a consolidated gross loss of $6.8 million for the year. Since the first quarter, management has made changes at APC and focused on stabilizing the project and mitigating the risks of additional losses being incurred on this project. In December 2019, the engineering, procurement and construction services contractor on this project, APC’s customer, agreed to operational and commercial terms for the completion of the project which addressed project schedule, payment terms, scope, performance guarantees and other terms and conditions for reaching substantial completion of APC’s portion of the total project by mid-2020. The cash flow on this project has been improved and certain financial risks have been reduced or eliminated. Subsequent to year-end, construction on the TeesREP project was suspended due to the COVID-19 pandemic, at which time APC had completed approximately 90% of its subcontracted work.
Both of our other two operating units, TRC and SMC, experienced reduced revenues in Fiscal 2020 compared to Fiscal 2019, declining in the aggregate by 9.7%. As noted above, we recorded a consolidated gross loss of $6.8 million during Fiscal 2020. After removing the financial impacts of the TeesREP project, the rest of our business achieved a gross profit margin, expressed as a percentage of consolidated revenues, of 13.6% for Fiscal 2020.
Selling, general and administrative expenses rose by 8.4% to $44.1 million for the current year from an amount of $40.7 million for the prior year, primarily due to the cost of maintaining core Gemma staff whose time is typically charged to projects. The contract loss on the TeesREP project prompted us to record an impairment loss related to the goodwill of APC in the amount of $2.1 million. In addition, primarily due to reductions in the amounts of forecasted future revenues, we determined and recorded a goodwill impairment loss related to TRC in the amount of $2.8 million.
Due substantially to the reduced level of revenues reported for the year, the APC contract loss and the goodwill impairment losses that are identified above, the net loss attributable to our stockholders was $42.7 million, or a loss of $2.73 per diluted share, for Fiscal 2020.
While the financial performance was disappointing for Fiscal 2020, the business development efforts have been successful. In addition to the contract for the Guernsey project, which is located in the state of Ohio, we have entered into six other engineering, procurement and construction services contracts to build modern, combined cycle, natural gas-fired electricity generation plants. The aggregate rated electrical output amount for these seven power plants is approximately 7.3 gigawatts and the aggregate contract value represented by these projects exceeds $3.0 billion.
In summary, it has been a trying year for us as we have struggled to finish the TeesREP project, as we have been frustrated by the start-up delays experienced by a number of our pending power plant projects and now as we manage through the challenges of the COVID-19 pandemic and its effects on our businesses. However, there are a number of reasons why we are optimistic about our future. We do have very skilled and dedicated employees who are proving to be very adaptable in the changing circumstances. In the midst of this COVID-19 crisis, we have managed to begin early construction phases of the Guernsey Power Station Project which has already begun to contribute meaningfully to our quarterly financial results. We have ample balances of cash and liquid investments and we have no debt which should enable us to sustain our businesses through any potential prolonged pandemic. We are poised to begin meaningful project activity on our $3.0 billion pipeline of signed EPC contracts for power plant projects. We are optimistic that we will receive the go ahead to proceed fully with construction activities on several of these new projects over the next year and we look forward to a rebound in our revenues later in the year and into the next.

The graph presented below compares the percentage change in the cumulative total stockholder return on our Common Stock for the last five years with the S&P 500, a broad market index, and the Dow Jones US Heavy Construction TSM Index, a group index of companies whose focus is limited primarily to heavy civil construction. The returns are calculated assuming that an investment with a value of $100 was made in our common stock and in each index at January 31, 2015, and that all dividends were reinvested in additional shares of common stock. The graph lines merely connect the measuring dates and do not reflect fluctuations between those dates. The stock performance shown on the graph is not intended to be indicative of future stock performance.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Argan, Inc., the S&P 500 Index
and the Dow Jones US Heavy Construction TSM Index

$300
$250
$200
$150
$100
$50
$0
1/15
1/16
1/17
1/18
1/19
1/20
Argan, Inc.
S&P 500
Dow Jones US Heavy Construction TSM

*$100 invested on 1/31/15 in stock or index, including reinvestment of dividends.
Fiscal year ending January 31.
Copyright© 2020 Standard & Poor’s, a division of S&P Global. All rights reserved.
Copyright© 2020 S&P Dow Jones Indices LLC, a division of S&P Global. All rights reserved.
	Years Ended January 31,
	2015	2016	2017	2018	2019	2020
Argan, Inc.	100.00	101.01	251.83	151.12	150.06	153.21
S&P 500	100.00	99.33	119.24	150.73	147.24	179.17
Dow Jones US Heavy Civil Construction TSM	100.00	92.93	133.02	145.69	114.42	131.91
This comparison of the price performance of our Common Stock over the last five years versus the performance of the S&P 500 and the performance of the heavy construction company index suggests that our stock price has remained relatively unchanged over Fiscal 2019 and Fiscal 2020 during our period of transition and decreased financial results. While our five-year stock price performance lags the S&P 500 by $25.96, we exceed that of the heavy construction company index by $21.30. Subsequent to January 31, 2020, our Common Stock price as of April 28, 2020 has decreased by 9% reflecting, in part we believe, the general COVID-19 pandemic uncertainty partially offset by the announcements of entering into additional EPC contracts at Gemma. Over the same period, the S&P 500 decreased 11% and the heavy construction company index decreased 18%. A more precise comparison of our stock price performance versus the stock performance of competitors supports this belief.

The following table presents our annualized one-year, three-year and five-year total stockholder returns, or “TSR” (defined as total stock market value appreciation plus dividends paid for the relevant period), and the comparable average TSR percentages for a group of peer companies. The peer group consists of 12 publicly traded companies selected by us and identified below in the “Competitive Market Positioning” section of this Proxy Statement. The table also presents the ranking of our performance compared to the peer group for each TSR period.
	Total Stockholder Return: Argan v. Peer Group(1)
TSR	Argan	Peer Group Average	Peer Group Percentile Rank
1-year TSR	(20.1)%	(36.9)%	77%
3-year TSR	(15.6)%	(20.2)%	62%
5-year TSR	5.1%	(4.7)%	85%

(1)
TSR data is sourced from FactSet Research Systems Inc. and is calculated on an annualized basis as of April 28, 2020.

Fiscal 2020 Compensation Deliberations
This section of the discussion and analysis of our executive compensation covers Fiscal 2020 compensation deliberations and associated compensation decisions made by the Compensation Committee.
Pay for Holding Company Named Executives Is “At Risk” and Aligned with Performance.   The compensation program for holding company executives, our CEO and CFO, is designed to maintain a strong link between pay and performance. “At risk” compensation for these executives includes discretionary annual cash bonuses and long-term equity incentive awards (stock options and restricted stock units) through which the performance of each of the individual officers is rewarded. It is important to differentiate between the Named Executive Officers who are officers of Argan, a holding company, and the Named Executive Officers of Gemma, our principal operating company. Our CEO, Mr. Bosselmann, and our CFO, Mr. Watson (together, the “Holding Company Named Executive Officers”), are employees of the holding company and are responsible for the overall strategic direction of the Company and other important activities. They include mergers and acquisitions, capital allocation and treasury functions, monitoring of the financial performance of all subsidiaries, consolidated financial reporting in compliance with the rules and regulations of the SEC and the effectiveness of the Company’s system of internal controls over financial reporting. In addition to directing company-wide initiatives, including the structuring and management of health, general liability and other insurance programs and international, federal, state and local tax planning and compliance, the Holding Company Named Executive Officers perform retention and succession planning related to key employees, initiate management changes when and where necessary, conduct investor relations activities and perform other tasks.
The Holding Company Named Executive Officers have a compensation program that sets base salaries at the lower end of the peer group. This reflects, in part, that they are not directly responsible for the profitability and performance of our subsidiaries. Messrs. Collins, Trebilcock and Griffin have had the specific responsibility for the leadership and management of our largest subsidiary, Gemma, and its ongoing operations and financial performance.
In order to achieve its objectives, the Compensation Committee has designed the executive compensation program utilizing four major pay elements for Messrs. Bosselmann and Watson:
•
Base salary.   Provides a fixed amount of cash compensation for completing day-to-day responsibilities. The Compensation Committee reviews the base salary of each officer annually and periodically approves increases based on competitive reviews of peer group compensation amounts, general market practices and the particular officer’s level of responsibility, experience and individual performance.

•
Annual cash bonus compensation.   Provides discretionary annual cash bonus awards for successful short-term financial performance and other achievements that are aligned with our business strategy.

•
Long-term equity-based incentive compensation.   Provides executive stock option holders with opportunities to participate in, and be rewarded for, the long-term growth in the value of the Company’s Common Stock. Awards also facilitate executive stock ownership. Awarded stock options vest, or become exercisable, based on the satisfaction of service requirements.

•
Performance-based long-term equity-based incentive compensation.   Provides a stronger performance-based equity component to our long-term incentive awards. These performance-based restricted stock units vest over three-year periods based on our total shareholder returns relative to our peer group.

The Compensation Committee considers each pay element in adjusting the executive compensation package for each Holding Company Executive Officer so that the packages will provide the properly balanced incentives for the achievement of short and long-term objectives of the Company. The Compensation Committee does not rely on any single performance metric to assess the performance of the Holding Company Named Executive Officers. Instead, individual performance is analyzed based on a detailed review of factors and achievements, like those discussed below, that the Compensation Committee deems critical to the Company’s long-term success.
The performance of the Holding Company Named Executive Officers for Fiscal 2020 was assessed using a number of different quantitative and qualitative factors associated with the Company’s operational and financial performance, shareholder value creation, capital allocation, succession planning, the retention and motivation of core employees, shareholder engagement and effectiveness in the areas of financial reporting and income tax planning.
•
Operational Performance.   Operational performance for Fiscal 2020 was severely impacted by the TeesREP loss contract and the delayed starts of new power projects as explained above and as reflected in a number of different financial measurements. Typically, the Company is focused on maintaining gross margins and containing costs, even if it results in the Company choosing not to pursue certain revenue opportunities that fail to meet our gross margin requirements. Nevertheless, the Compensation Committee looked at the following three metrics for Fiscal 2020, among others, compared to Fiscal 2019 and Fiscal 2018.

	2020	2019	2018
Return on Equity	(12.1)%	13.6%	21.1%
EBITDA as a % of Revenues	(18.9)	10.9	13.0
SG&A(1) as a % of Revenues	18.5	8.4	4.7

(1)
Selling, general and administrative expenses.

In general, EBITDA as a percent of revenues reflects our ability to convert revenue dollars into earnings, which is primarily driven by maintaining gross margins. Likewise, SG&A as a percent of revenues, is a meaningful measure of the effectiveness of our cost containment efforts. The return on equity metric measures our profitability based on dollars invested. All three of these metrics were negatively impacted by the TeesREP loss of $33.6 million, the 50% reduction in consolidated revenues due primarily to the delay in new power plant starts (which are out of the Company’s control) and the cost of maintaining core Gemma staff whose time is typically charged to projects. While the Compensation Committee was disappointed with the financial performance for Fiscal 2020, it did note that the TeesREP losses have primarily been mitigated since the first quarter and that management was purposeful in incurring the costs to maintain the core Gemma team in the short term in order to be successful in executing on a record number of EPC contracts over the long term, which is aligned with our strategic plan.
The metrics that are usually indicative of future revenues and income are project backlog and contract value. The Compensation Committee considered the increase in consolidated project backlog (a subset of contract value) to $1.3 billion as of January 31, 2020 from $1.1 billion a year ago, a 22% increase. The Compensation Committee also considered that the Company has signed EPC services contracts for natural gas-fired power plants with an aggregate amount of rated power of approximately 7.3 gigawatts and with an aggregate contract value in excess of $3.0 billion. In the last twelve months, the Company has added over $1.5 billion in contract value. These two metrics are considered to be excellent and favorable for the long-term growth and future profitable performance of the Company.
•
Shareholder Value.   The Compensation Committee generally places a focus on long-term value creation which, from a TSR basis, remains positive over a five-year period at 5.1%, despite the COVID-19 economic and market impacts, which is in the 85% peer group percentile rank through April 28, 2020. The Company’s efforts to enhance shareholder value were challenged during Fiscal 2020 by the reduced levels of revenues and TeesREP losses reported during the year. However, the price of our common stock maintained its value throughout the year, and the closing price on January 31, 2020 was 2.1% above the closing price a year earlier. In addition, the Company made quarterly cash dividend payments to stockholders throughout the year, returning an aggregate amount of $1.00 per share in cash to stockholders during Fiscal 2020.

•
Capital Allocation.   Capital allocation and balance sheet management activities during Fiscal 2020 were conservative but opportunistic. There were no merger and acquisition transactions as we did not find appropriate acquisition opportunities and we were unwilling to pay prices based on the generally high valuations for businesses during the year. Gemma continued to support the Chickahominy project with loans and other credit, for which we have already been awarded the corresponding EPC services contract. Gemma also extended a minimal financial guarantee to an original equipment manufacturer which, in part, resulted in the award of an additional EPC services contract to us. These capital allocation decisions have resulted in over $1.0 billion in EPC services contract value. Cash on the balance sheet was invested safely in a money market fund, invested substantially in U.S. government securities, and bank certificates of deposit to ensure continued liquidity while generating a weighted average annual return of approximately 2.2%. We also strengthened the relationship with our surety provider, providing us with increased confidence that capacity will be available for future construction projects that require bonding.

Other notable achievements by our Holding Company Named Executive Officers during Fiscal 2020 included, but were not limited to, the following:
•
Ensuring Income Tax Optimization in the Midst of Regulatory Changes.   The Company continues to look for opportunities to optimize its overall income tax strategies and to minimize its income tax payment obligations under the law. During Fiscal 2020, we recorded a favorable estimated tax impact of $6.2 million related to a bad debt loss on certain loans made to APC by Argan, which were determined to be uncollectible during the year. On March 27, 2020, the US Congress passed the Coronavirus, Aid, Relief, and Economic Security Act (the “CARES Act”). This wide-ranging legislation includes tax breaks including the re-establishment of a loss carryback period for certain losses to five years, which should allow us to monetize certain Fiscal 2020 tax losses, driven by the bad debt loss. In addition, we continued to support the Internal Revenue Service examination primarily related to the $16.2 million in research and development credits which we recognized during Fiscal 2019 when we completed a detailed review of the activities performed by our engineering staff on major EPC services projects.

•
Succession Planning.   Over the past several years, the Company has been focused on succession planning at its largest subsidiary, Gemma. On November 15, 2019, we announced an agreement with Mr. Griffin on the terms of the change in his role from Chief Executive Officer and Vice Chairman of Gemma to Non-Executive Chairman of Gemma, which was an important step in the leadership transition that was planned to occur at Gemma. Since August 2018, Messrs. Collins and Trebilcock have served as Co-Presidents of Gemma and are now directing the activities of Gemma and making the top management decisions affecting its performance, while being mentored, advised and supported by Mr. Griffin. The seamless transition with the appropriate incentives and motivation for the Co-Presidents should result in continued strong performance at Gemma over the long term.

•
Retaining and Incentivizing Core Employees.   The Company made the decision to incur the costs of maintaining core Gemma staff whose time is typically charged to projects during this prolonged transition period from the completed power plan projects in Fiscal 2019 to new and expected new project starts. While this impacted our bottom line in Fiscal 2020, we believe this investment in our staff, along with the deferred compensation plan covering a broad set of managers and key employees for Gemma, and with the award over the last twelve months of stock options covering 141,500 shares of our Common Stock to employees at Gemma, should encourage long-term employee retention for the individuals who are significant contributors to the operational excellence of Gemma and the success of the Company. We believe that our efforts to retain the core groups of management and other key employees at Gemma and our other operating companies were effective during Fiscal 2020, as we believe that turnover of management and key employees continues to be low relative to industry standards.
Compensation for Mr. Griffin.   On November 15, 2019, we announced an agreement with Mr. Griffin on the terms of the change in his role from Chief Executive Officer and Vice Chairman of Gemma to Non-Executive Chairman of Gemma which was an important step in the leadership transition that was planned to occur at Gemma. The changes in his employment agreement increased his base salary to $3.0 million, removed incentive compensation related to performance-based criteria and allows for discretionary bonuses. Because Mr. Griffin held executive officer responsibilities until November 15, 2019, he is considered a Named Executive Officer for Fiscal 2020.
The Compensation Committee determined, with the recommendation of the CEO, to pay a discretionary bonus amount of $1,612,179 to Mr. Griffin for Fiscal 2020 reflecting the following:
•
The seamless transition of the responsibility for the day-to-day operations to the Co-Presidents as part of long-term succession planning at Gemma;

•
Successful long term business development efforts which resulted in the award of EPC services contracts to Gemma with an aggregate current contract value in excess of $3.0 billion, including over $1.5 billion of contracts signed over the past twelve months;

•
The increased engagement with and effective guidance provided to the leadership at certain other subsidiaries, including significant direct involvement at APC since the first quarter of Fiscal 2020 as a key element of our efforts to mitigate the losses on the TeesREP project;

•
Successful start to the Guernsey Power Station project which is the largest in Company history; and

•
Continued efforts to foster and develop the future leadership of Gemma.

Compensation for Mr. Collins and Mr. Trebilcock.   The Compensation Committee reviewed the incentive compensation results for Mr. Collins and Mr. Trebilcock, determined pursuant to the terms of the identical employment agreements which were entered into on November 15, 2019. The employment agreements have four performance-based criteria for each fiscal year, including Gemma’s achievement of certain levels of adjusted EBITDA and adjusted EBITDA as a percent of revenues, Gemma’s meeting certain safety targets and the increase in the active contract backlog of Gemma (the “Co-Presidents Plan”).
For the first criterion, if the adjusted EBITDA of Gemma (as defined in the Co-Presidents Plan) for any fiscal year equals or exceeds $30,000,000, each Co-President shall be entitled to receive a payment in an amount between 1% and 2% of adjusted EBITDA of Gemma based on a sliding scale as defined in the Co-Presidents Plan. For Fiscal 2020, the adjusted EBITDA of Gemma, as defined, was less than $30.0 million. Therefore, the Co-Presidents did not earn incentive compensation for Fiscal 2020 related to this criterion.
For the second criterion, if the adjusted EBITDA as a percent of revenues of Gemma for any fiscal year equals or exceeds ten percent (10%), each Co-President shall be entitled to a payment in an amount between 0.2% and 1% of adjusted EBITDA of Gemma based on a sliding scale as presented in the Co-Presidents Plan. For Fiscal 2020, the adjusted EBITDA as a percent of revenues of Gemma, as defined, was less than 10%. Therefore, the Co-Presidents did not earn incentive compensation for Fiscal 2020 related to this criterion.
For the third criterion, if the project safety performance on Gemma’s projects, as measured by the OSHA Recordable Incident Rate (“RIR”), for any calendar year during their employment term is between 0.0 and 1.5, each Co-President shall be entitled to receive a performance-based compensation payment of up to $200,000 based on a sliding scale. If the RIR for any calendar year during their employment term is greater than 1.5, the overall performance-based compensation of each Co-President shall be reduced based on a sliding scale. For calendar year 2019, because Gemma’s RIR equaled 0.43, each Co-President earned the maximum amount of $200,000.
For the last criterion, if the change from the beginning of the fiscal year to the end in the amount of remaining unsatisfied performance obligations plus revenues of Gemma during the year (“change in active contract work”) exceeds zero, each Co-President shall be entitled to performance-based compensation equal to 0.05% of the change in active contract work, subject to a maximum of $250,000. For Fiscal 2020, the change in active contract work increased by approximately $785 million resulting in each Co-President earning the maximum amount of $250,000.
The total amount of performance-based compensation for any fiscal year earned by Mr. Collins and Mr. Trebilcock as a result of Gemma’s attainment of one or more of the performance goals described above may not exceed a total amount of $2,500,000. Messrs. Collins and Trebilcock each earned non-equity incentive plan compensation of $450,000 for Fiscal 2020 pursuant to the terms of the Co-Presidents Plan.
The nonqualified deferred compensation plan for key employees of Gemma was approved by our Board on April 6, 2017 (see Exhibit 10.7 to our Annual Report on Form 10-K for the year ended January 31, 2017 that was filed with the SEC on April 11, 2017) with the objective of keeping the management team of Gemma in place for the long term. The unfunded, cash-based plan has five to seven-year vesting periods with a continuous employment requirement.
Based on the performance of the individual and Gemma for each year, a dollar amount may be set aside each year for certain key employees in the deferred compensation plan. Of each annually awarded amount, 50% vests on the fifth anniversary of the date of award and 25% vests on each of the sixth and seventh anniversary dates. Except in the event of disability or death, vesting is dependent on continuous employment with Gemma up to the applicable vesting date. Mr. Collins and Mr. Trebilcock are participants in the plan, with deferred compensation balances at January 31, 2020 of $550,000 and $500,000, respectively. Neither of the Co-Presidents received deferred compensation related to Fiscal 2020.
IRC Section 409A regulates the income tax treatment of most forms of nonqualified deferred compensation. We believe we are in compliance with IRC Section 409A and the regulations promulgated thereunder.
Compensation Decisions.   As a result of the recent deliberations of the Compensation Committee and based on the factors outlined above, the Compensation Committee acted as follows:
•
Approved the payment of annual cash bonuses related to performance during Fiscal 2020 to Mr. Bosselmann and Mr. Watson in the amounts of $200,000 and $180,000, respectively;

•
Approved the payment of an annual cash bonus related to performance during Fiscal 2020 to Mr. Griffin in the amount of $1,612,179;

•
Approved the payment of non-equity incentive plan compensation related to achievements during Fiscal 2020 to Mr. Collins and Mr. Trebilcock in the amount of $450,000 each;

•
Approved the award of non-qualified stock options and restricted stock units to Mr. Bosselmann covering 40,000 shares and up to 25,000 shares of Common Stock, respectively;

•
Approved the award of non-qualified stock options and restricted stock units to Mr. Watson covering 32,000 shares and up to 20,000 shares of Common Stock, respectively; and

•
Approved the award of non-qualified stock options to Mr. Collins and Mr. Trebilcock covering 10,000 shares of Common Stock each.

The stock-based awards identified above were made to Messrs. Bosselmann, Collins, Trebilcock and Watson in April 2020. The values of these awards will be included in the “Summary Compensation Table” in the amounts of compensation to be reported for the fiscal year ending January 31, 2021.
For Fiscal 2020, over 54% and 100% of all cash and equity incentive compensation, respectively, was “At Risk” for our Named Executive Officers. As discussed above, the decisions of the Compensation Committee were based on recommendations received from our CEO, the Compensation Committee’s own evaluations of each executive’s performance, the overall achievements accomplished by the Company during Fiscal 2020 and our overall executive compensation strategy. The Compensation Committee approved the cash bonus and non-equity incentive compensation payments described above. In addition, the Compensation Committee made its recommendations for stock option and restricted stock awards to the full Board of Directors for approval. These recommendations were approved by the independent directors of the Board of Directors in April 2020.
Competitive Market Positioning
Although the Compensation Committee has the authority under its charter to hire outside advisors to provide it with information as needed in making compensation decisions, it has not used the services of any external advisor in connection with the exercise of its responsibilities or completion of any of its initiatives. In view of the holding company structure and special factors relating to our business, the committee believes that the engagement of a compensation consultant would not provide significant information beyond that which is available to us at this time.
The Compensation Committee seeks to achieve executive compensation that is aligned with the program’s pay-for-performance principles and is competitive with compensation provided by a peer group of selected publicly traded companies. In determining executive compensation, the Compensation Committee considers a number of factors and data from a market-relevant group of peer companies that are potential competitors for executive talent and each Named Executive Officer’s performance and experience.
For Fiscal 2020, the peer group consisted of the following 12 companies from the specialty construction and engineering services industry (the “Peer Group”).
Peer Group
Aegion Corporation Dycom Industries, Inc. Frank’s International N.V. Granite Construction Incorporated Integrated Electrical Services Corporation Matrix Service Company	MYR Group Inc. Primoris Services Corporation Orion Marine Group, Inc. Sterling Construction Company, Inc. Team, Inc. Tutor Perini Corporation
The Compensation Committee periodically reviews the composition of the Peer Group and updates it based on available market information when appropriate. The companies in the Peer Group were selected because, in the judgment of the members of the Compensation Committee, they represent companies with which we would compete for executive talent. There was one company removed from and one added to our Peer Group for Fiscal 2020. McDermott International, Inc. was removed due to its bankruptcy proceedings and its common stock no longer trading. Frank’s International N.V. was added because it is considered to be a speciality construction firm providing fabrication and other products and services to the oil and gas industry, and is similar in size to us with respect to market capitalization and revenues.
We do not view benchmarking as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, but we believe that gathering and reviewing this information should be a part of our compensation-related decision-making process. In exercising its collective judgment in the assessment of executive pay, the Compensation Committee uses benchmarking as one consideration. However, at this time, the committee’s decisions are based primarily on recommendations from our CEO, its own evaluations of executive performance, the Company’s overall performance, the specific accomplishments of Gemma and our other operating companies, and our overall compensation strategy. We do not target executive compensation at any specific percentile or ranking within our Peer Group.
Say-on-Pay Vote and Investor Outreach
Overview.   In 2017, our advisory vote to ratify our executive compensation failed to receive the majority support from our stockholders. Disappointed by this decline in support from the prior year, our Compensation Committee undertook a comprehensive stockholder outreach initiative in the summer and fall of 2017, which supplemented our ordinary ongoing investor relations program to better understand the perspectives of our stockholders with respect to our compensation practices, and to evaluate and address any concerns or feedback we received. Based on the feedback we received from our stockholders, we made several significant changes to our executive compensation practices and disclosure. These enhancements were positively received, and our 2018 advisory vote to ratify our executive compensation received the support of approximately 93% of votes cast.
Continuing Shareholder Engagement.   Following the success of our shareholder outreach initiative in 2017, our Board of Directors determined that it would be beneficial to continue these efforts in 2018 and beyond, again to complement our normal investor relations program. For the outreach performed ahead of our 2020 Annual Meeting, we proactively contacted 22 of our top 25 shareholders, who collectively represented approximately 70% of our outstanding shares. Eight of these investors, representing over 30% of our outstanding shares, accepted our invitation to schedule teleconferences, while the remaining stockholders either declined our invitation for discussion or did not respond. The conversations, which took place primarily during January 2020, were led by Mr. Quinn, our lead independent director, the chairman of our Compensation Committee and a member of our Nominating/Corporate Governance Committee, along with Mr. Watson, our CFO.
What We Heard.   Whereas our 2017 engagement efforts focused heavily on executive compensation, and the topics of our 2018 discussions covered broader issues like company strategy and board composition, our January 2020 outreach focused on recent leadership changes — specifically our appointment of Mr. Collins and Mr. Trebilcock as Co-Presidents of our largest subsidiary, Gemma — and the resulting effects on executive compensation. Shareholders expressed appreciation for our approach to succession planning, and encouraged us to continue to refine our executive compensation approach as well as consider formalizing the Company’s approach to environmental, social and governance matters (“ESG”). They complimented our efforts to enhance the diversity and increase the independence of our Board of Directors with the appointment of Mano Koilpillai to the Board during Fiscal 2020.
Next Steps.   The feedback we received from investors during January 2020 has been conveyed to the Board for its due consideration. The Board has already taken action with the formation of an ESG subcommittee of the Board as described earlier. As noted above, we anticipate that we will continue our practice of conducting extensive off-season stockholder outreach ahead of our 2021 Annual Meeting. We look forward to communicating with investors, and will continue to consider their views and perspectives, as appropriate, in making decisions and establishing strategic direction for the Company going forward.
Changes Made Over the Last Three Years
Based on the feedback we received during our outreach efforts in 2017, the Compensation Committee took action. We have enhanced the disclosures included in our proxy statements by providing discussion of our executive compensation program with greater clarity including the specific factors that influence the annual decisions of the Compensation Committee on executive compensation.
We changed our standard stock option vesting period to three years from the one-year period used historically. The longer vesting period has been included in all stock option awards made since January 2018. The Compensation Committee also reduced the number of shares of our Common Stock typically covered by stock option awards made to our CEO and CFO. The lower stock option awards are now complemented with the awards of restricted stock units which are intended to introduce a stronger performance-based equity component to our long-term incentive awards. Performance-based restricted stock units, or PSUs, were awarded to Messrs. Bosselmann and Watson in April 2020, 2019 and 2018; these awards vest over three-year periods based on our total shareholder returns relative to our Peer Group. We believe that this type of incentive award is more consistent with market practice. We also believe that the measurement of total shareholder return is an appropriate performance metric as the Holding Company Named Executive Officers are considered to have direct influence on the results. The investors expressed support for our use of restricted stock units as an element of our executive compensation program and the use of this metric-scheme specifically.
In April 2020, 2019 and 2018, the Board approved the awards of stock options to Mr. Bosselmann covering 40,000 shares of our Common Stock, with vesting over three years, and the award of PSUs with the targeted number of shares to be issued equal to 12,500, 10,000 and 10,000 shares, respectively. For

Mr. Watson, the Board approved the awards of stock options covering 32,000 shares of our Common Stock each year, also with vesting over three years, and the award of PSUs with the targeted number of shares to be issued equal to 10,000, 8,000 and 8,000 shares, respectively. Depending on the stock performances, the maximum number of shares of Common Stock that Mr. Bosselmann and Mr. Watson may earn over the three-year stock price performance period pursuant to the April 2020 restricted stock arrangements is 25,000 shares and 20,000 shares, respectively, as determined based on the stock earning scale presented below:
Rank	13th	12th	11th	10th	9th	8th	7th	6th	5th	4th	3rd	2nd	1st
Percentile	0.0%	8.3%	16.6%	25.0%	33.3%	41.6%	50.0%	58.3%	66.6%	75.0%	83.3%	91.6%	100.0%
Payout	0%	0%	0%	0%	0%	0%	100%	100%	150%	200%	200%	200%	200%
The amounts of annual cash bonuses awarded to our holding company employees have typically been modest and have varied within a fairly narrow range. However, given the concerns of one institution, the Compensation Committee adopted a policy that caps the annual cash incentive awards for Mr. Bosselmann and Mr. Watson to the equivalent of 200% of the amount of base salary. We believe that this new policy will mitigate the risk of excessive windfall awards, while still ensuring that our executives are adequately rewarded for their performance.
Although there was not a clear consensus from our stockholders on this matter, the Compensation Committee has committed to a policy of not entering into any new employment agreements with “single-trigger” change-in-control provisions. The Compensation Committee did consider amending the existing agreements to remove these provisions. However, after careful deliberation, the members ultimately concluded that obtaining agreement on such amendments would have required significant trade-offs that were not in the best interests of our stockholders.
Given the history of the Company over the past several years, the Compensation Committee continues to reevaluate the composition of our Peer Group of companies. The members of the currently constituted group that we use in order to provide effective comparisons of our own financial performance are included in the chart above. This group of companies is also used to evaluate whether our total direct compensation for executives is competitive with market practices.
During the last three years, we made several changes to this Peer Group which we believe reflect the increasing complexity of our business and the evolving market in which we compete for talent.
The members of the Compensation Committee intend to continue the ongoing dialogue with investors and the proxy advisory firms and, if appropriate, will continue to consider their feedback as we make future changes to the Company’s executive compensation programs that are consistent with our corporate business objectives.
2017 Changes Implemented by the Compensation Committee
We also note here that the Company adopted policies and guidelines during Fiscal 2017 in order to incorporate evolving “best practices” into our executive compensation program. These new policies, which were also described in our previous three proxy statements, are summarized below.
Stock Ownership Guidelines.   The Board of Directors established stock ownership guidelines for the Named Executive Officers and the non-employee members of the Board to further align their economic interests with those of our stockholders. Under these guidelines, stock ownership includes shares owned directly or held in trust by an individual. The policy does not encompass shares that an individual has the right to acquire through the exercise of stock options. The guidelines are expected to be met within five years of the date they were established. The Board periodically reviews the stock ownership guidelines and may make adjustments. The Board of Directors will require that each Named Executive Officer owns a minimum number of shares of our Common Stock under the guidelines set forth in the table below.
Name	Required Ownership (multiple of salary)	Ownership Requirement	Shares Held Calculation	Value as of April 28, 2020	Meets Requirement
Rainer H. Bosselmann	CEO – 5X	$1,125,000	335,536	$12,713,459	Yes
Charles E. Collins IV	Co-President, Gemma – 1X	$315,000	—	$—	In Process

Name	Required Ownership (multiple of salary)	Ownership Requirement	Shares Held Calculation	Value as of April 28, 2020	Meets Requirement
T. Colin Trebilcock	Co-President, Gemma – 1X	$315,000	—	$—	In Process
David H. Watson	CFO – 1X	$200,000	10,200	$386,478	Yes
Included in the Shares Held Calculation for the Named Executive Officer presented above are 25% of the target number of shares of Common Stock that may be issued pursuant to outstanding PSUs. Data for Mr. Griffin has not been included in the table above as, due to the leadership transition that was completed in November 2019, he was not considered a Named Executive Officer at January 31, 2020. Nonetheless, we disclose that the market value of the shares of our common stock directly owned by Mr. Griffin’s was $10,842,224 as of April 28, 2020.
Until the applicable ownership requirement is achieved, each individual is required to retain shares of Common Stock with a total value of at least 50% of the intrinsic value, net of taxes, of any shares that he or she acquires under a Company stock option or stock award plan. Excluding sales of shares related to taxes associated with the exercising of stock options or vesting of stock awards, no sales of existing stockholdings are permitted until the applicable required stock ownership quantity is attained. Once the applicable ownership requirement is attained, the individual may sell any shares that exceed the applicable minimum requirement.
Each non-employee member of our Board of Directors shall own a minimum of 10,000 shares of our Common Stock, and each one has either exceeded the stock ownership threshold or is making satisfactory progress toward achieving the ownership requirement.
Clawback Policy.   The Company adopted a Clawback Policy covering performance-based incentive compensation. Under this policy, the Board of Directors may, in its sole discretion and to the extent that it determines it is in the Company’s best interest to do so, require the reimbursement of all or a portion of any performance-based incentive compensation, if:
•
This compensation was based on the achievement of financial results that were subsequently the subject of, or affected by, a restatement of all or a portion of the Company’s financial statements;

•
The executive officer engaged in gross negligence, intentional misconduct or fraud that caused or partially caused the need for the restatement; and

•
The amount of performance-based incentive compensation that would have been awarded to, or the profit realized by, the executive officer would have been lower had the financial results been properly reported.

No Pledging Policy.   As an element of the new stock ownership guidelines, no officer or director of the Company may pledge, hypothecate, create any lien or security interest on, or enter into a margin contract secured by, any shares, options to purchase shares, or any other interest in shares of our Common Stock.
Anti-Hedging Policy.   Our Board also approved an anti-hedging policy which prohibits all of our directors, employees, and agents from (i) speculative trading in our securities; (ii) engaging in hedging transactions using our securities; (iii) “short selling” our securities; or (iv) trading derivative securities, such as put options, call options, swaps, or collars related to our securities.
Major Elements of Executive Compensation and Analysis of Compensation Decisions
Annually, the Compensation Committee considers each of the following elements of executive compensation, individually and in the aggregate, when making decisions regarding the ratification and/or approval of compensation amounts for each Named Executive Officer. The Compensation Committee has reviewed the structure of the Company’s executive compensation program for imprudent risks and it has discussed the findings of this risk assessment with management. The members of the Compensation Committee believe that our executive compensation program does not motivate employees to take risks that are reasonably likely to have a material adverse effect on us.
Annual Base Salaries.   Each Named Executive Officer is paid an annual base salary which amount reflects the value of the executive’s skills to the Company, experience with the Company and prior, the record of achievement, expectations of future accomplishments and other factors considered important to the Company. Base salary levels are established in order to attract quality executives, to provide a fixed base of cash compensation, and to recognize the challenges and varied skill requirements of different positions.
Base salaries are reviewed annually and from time to time in connection with a promotion or other change in responsibilities. In making individual salary recommendations to the Compensation Committee, our CEO evaluates the performance of the other Named Executive Officers, reviews market compensation levels for comparable positions, and considers the particular executive’s potential attractiveness to other companies while mindful of the overall financial health and performance of the Company. The Compensation Committee reviews the salary recommendations of the CEO and, together with impressions formed based on the observations of the members, approves base salaries for Named Executive Officers. The Compensation Committee sets the base salary for the CEO, annually reviewing the performance of the CEO and other relevant information.
The base salary amounts paid to each Named Executive Officer for the fiscal years ended January 31, 2020, 2019 and 2018 are set forth in the “Salary” column of the “Summary Compensation Table” presented below. The amended employment agreement of Mr. Griffin increased his annual base salary amount to $3,000,000, and the new employment agreements of the Co-Presidents of Gemma increased their annual base salaries to $315,000. No other changes were made to the base salaries of the Named Executive Officers during or for the fiscal year ended January 31, 2020.
Annual Cash Bonuses.   The Compensation Committee may award cash bonus payments to Named Executive Officers in order to recognize and to reward individual performance that has meaningfully enhanced the operations and financial results of the Company during the most recently completed fiscal year. Awards are intended to convey to executives that good performance is recognized and valued by the members of the Compensation Committee. Furthermore, we believe that annual cash bonus awards strongly encourage executives to continue to improve their efforts in delivering annual results that are aligned with our long-term goals. At the conclusion of each fiscal year, the CEO submits recommended annual cash bonus award amounts for each of the other Named Executive Officers to the Compensation Committee for consideration and ultimate approval.
After reviewing the recommendations of the CEO, the Fiscal 2020 financial performance of the Company as a whole, the increase in project backlog and contract value, the strong safety record, the successful tax savings, applicable employee contract performance calculations and the individual performances of Messrs. Bosselmann, Collins, Griffin, Trebilcock and Watson, the Compensation Committee approved an aggregate amount of $2,892,000 in annual cash awards for Fiscal 2020. The amounts of the cash bonus awards paid to each Named Executive Officer during the fiscal years ended January 31, 2020, 2019 and 2018 are set forth in the “Bonus” column of the “Summary Compensation Table” presented below. The amounts of cash awards determined pursuant to non-equity incentive compensation plans (i.e., the Co-Presidents Plan) are presented in the corresponding column of the “Summary Compensation Table”). The cash awards related to Fiscal 2020 were paid to executives in March 2020. The annual cash bonus award amounts for Messrs. Bosselmann and Watson will continue to be subject to maximum amounts equal to 200% of the corresponding base salary amounts.
Long-Term Equity-Based Compensation.   Named Executive Officers are eligible to receive grants of long-term equity-based compensation awards under the Stock Plan. In the past, equity-based awards to Named Executive Officers consisted of time-vesting stock options which the Compensation Committee members continue to believe respond to the executive compensation program’s objectives of:
•
Linking incentive compensation to the Company’s long-term performance;

•
Creating long-term stockholder value;

•
Aligning the financial interests of the Named Executive Officers with the financial interests of stockholders; and

•
Rewarding actions that enhance long-term stockholder returns.

However, commencing with awards made two years ago, the Compensation Committee has combined PSUs with non-qualified stock options for the long-term equity-based compensation awards made to

Mr. Bosselmann and Mr. Watson. The release of the corresponding stock restrictions depends on the price performance of our Common Stock measured against the price performance of the Peer Group of common stocks over a three-year period. In addition, the vesting period associated with non-qualified stock options awarded to each executive is three years, consistent with the elongated vesting period policy for stock options that was adopted by the Compensation Committee in January 2018.
In making each award determination, the Compensation Committee considered key business priorities, Peer Group trends, potential stockholder dilution and the general economic environment. Stock options are typically used as incentives to align the priorities of Named Executive Officers with those of our stockholders because stock options provide value to holders only if our stock price increases from the date of grant to the date of exercise. In addition, except with respect to certain terminations following a change in control of the Company, the continued employment of a stock option holder is required for the vesting of each stock option to occur. Thus, the potential realization of the value of outstanding but unvested stock options meaningfully encourages executives to remain with the Company, as leaving the Company results in the forfeiture of the value and potential gain associated with any unvested stock option awards.
Based on the results of its deliberations focused on performance for Fiscal 2020, the Compensation Committee recommended the award of stock options to Messrs. Bosselmann, Collins, Trebilcock and Watson on April 16, 2020, which were subsequently approved by the Board, having grant date fair values of approximately $227,200, $56,800, $56,800 and $181,760, respectively, based on the Black-Scholes valuation model and an option exercise price equal to the closing price of the underlying Common Stock on the date of grant ($33.81 per share). In addition, PSUs were awarded to Mr. Bosselmann and Mr. Watson on April 16, 2020 with estimated fair value amounts of approximately $373,861 and $299,088, respectively. No stock options or PSUs were granted to Mr. Griffin during or after Fiscal 2020 related to his service during Fiscal 2020. Information regarding stock options and PSUs awarded to Named Executive Officers during Fiscal 2020 is presented in the “Grants of Plan-Based Awards Tables” section of this Proxy Statement that is included below. The fair value amounts of the stock options and PSUs awarded to Named Executive Officers during the fiscal year ended January 31, 2020 and the fair value amounts of the stock options and PSUs awarded to Messrs. Bosselmann and Watson during Fiscal 2019 and Fiscal 2018 are set forth in the “Summary Compensation Table” that is also presented below.
Severance and Change in Control Benefits
In the event of a change in control, Messrs. Bosselmann and Griffin are entitled to receive benefits under individual arrangements negotiated with the Company some time ago. Also, in the event of employment termination, Messrs. Bosselmann, Collins, Griffin, Trebilcock and Watson may be paid severance benefits in certain circumstances pursuant to each executive’s individual agreement negotiated with the Company. The estimated severance benefits that would be payable to each executive under the respective arrangements upon the occurrence of certain events are set forth in the chart that is included in the section “Potential Payments upon Termination” below. Providing severance and change in control benefits assists the Company in attracting and retaining executive talent. Additional details regarding the severance and change in control provisions of the employment agreement for each current Named Executive Officer are also provided below in the “Summary of Employment Arrangements” section of this Proxy Statement.
The members of the Compensation Committee believe that the existence of the change in control benefits, or single-trigger severance benefits, included in the employment agreements for Messrs. Bosselmann and Griffin, should be considered in light of the stockholder value created by this management team and the Company’s desire to retain these talented individuals. Mr. Bosselmann, both the Chairman of our Board and our CEO, has served in these capacities since 2003 leading the Company through periods of acquisition integration, economic downturns and significant growth. Mr. Griffin has led the management team of Gemma since it was acquired by the Company in December 2006. On November 15, 2019, we announced Mr. Griffin reached agreement on the terms of the change in his role from Chief Executive Officer and Vice Chairman of Gemma to Non-Executive Chairman of Gemma which was an important step in the leadership transition that was planned to occur at Gemma. Mr. Griffin will advise, mentor, support, and engage in various key activities at Gemma as needed. In addition, Mr. Griffin will remain a key interested member of the Company’s Board of Directors.

To keep the impacts of the change in control provision in perspective, it is important to note that the Company’s market capitalization was approximately $30,000,000 prior to the Company’s acquisition of Gemma in December 2006. Based upon the closing market price of our Common Stock at January 31, 2020, the Company’s market capitalization was approximately $654,000,000, or approximately 22 times higher than that at the time of the acquisition. This increase does not reflect an aggregate of $107,000,000 in dividends paid to the Company’s stockholders over the past nine years. The principal reason for this market capitalization expansion and the funding source for the cash dividends that have benefitted the stockholders relates to the allocation of capital to, and the performance of, Gemma. This stockholder value creation significantly exceeds the potential additional salary and benefits in the approximate amounts of $712,000 and $2,000,000 that might be due to Mr. Bosselmann and Mr. Griffin, respectively, upon a change in control. We believe that it is unlikely that these amounts would represent meaningful impediments to the legitimate interest of a potential acquirer.
Our discussions with several of our largest stockholders revealed their beliefs that the total amount of the severance payments that would be due upon a change in control would be considered de minimis to a potential acquiring party, and would not justify concessions that might be required in order to induce Mr. Griffin to agree to remove his single-trigger provision. Nonetheless, in response to concerns raised by stockholders and others and as discussed previously, the Company intends to refrain from including single-trigger change-in-control severance benefits in employment agreements with other executive officers, now and in the future.
The Stock Plan and corresponding written agreements with the executives describes the effect on outstanding stock options and stock awards of the termination of a holder’s employment with the Company under various circumstances, including provision that all outstanding stock options and stock awards shall generally become fully vested upon a change in control of the Company, as defined in the Stock Plan document.
Other Benefits
We maintain three tax qualified defined contribution retirement plans (the “401(k) Plans”) that cover substantially all salaried and hourly employees. Each of the Named Executive Officers participates in a 401(k) Plan. Each employee is entitled to participate in only one of the 401(k) Plans. We do not maintain any defined benefit pension plan or non-tax qualified supplemental retirement plan. Group benefits for active employees such as medical, dental, vision, life insurance and disability coverages are available to substantially all salaried and hourly employees, including Named Executive Officers, through our employee health and welfare plans.
Tax Deductibility of Compensation
For tax years beginning before December 31, 2017, Section 162(m) of the Internal Revenue Code precluded a public corporation from taking an income tax deduction in any one year for compensation in excess of $1,000,000 for certain of its executive officers (excluding the chief financial officer) employed on the last day of the fiscal year, unless the compensation was determined based on the satisfaction of certain specific performance goals. We treated the amount of incentive compensation earned by Mr. Griffin for Fiscal 2018 as determined based on the terms of his 2016 Executive Performance Plan, $4,000,000, as deductible under Section 162(m) for Fiscal 2018. There were no performance plans in place for Fiscal 2018 for the other Named Executive Officers. The compensation amounts for the other Named Executive Officers unrelated to the exercise of non-qualified stock options generally have not exceeded the $1,000,000 excess compensation threshold.
The Tax Cuts and Jobs Act (the “Tax Act”), signed into law in December 2017, established additional limitation on the deduction for certain executive compensation under Section 162(m). For tax years beginning after December 31, 2017 (i.e., our Fiscal 2019), the exception for performance-based compensation was eliminated and covered employees (those subject to the deduction limitation) now include the chief financial officer. Further, once an employee qualifies as a covered employee, the limitation applies to that person as long as the company pays that person compensation (even if retired or severed). As such, for Fiscal 2019, we could not deduct the incentive plan portion of Mr. Griffin’s annual compensation. On November 15, 2019, Mr. Griffin’s employment agreement was amended as he transitioned from CEO of Gemma to Non-executive chairman of Gemma and it no longer includes specific performance goals. For Fiscal 2020, except with respect to the excess compensation paid to Mr. Griffin for Fiscal 2020, the expanded definition of covered employees and the loss of the performance-based compensation exclusion should not result in the loss of income tax deductions.
Summary of Our Executive Compensation Principles and Objectives
Our executive compensation program is designed to reward executives who contribute to our consistent favorable performance and successful attainment of strategic goals and operating plans with total compensation that is comparable to those companies with which we compete for executive talent. The executive compensation program is intended to maintain a strong link between compensation and performance and is intended to achieve the following:
•
First and foremost, attract, retain and motivate highly-performing executives who drive our businesses and financial performance;

•
Support our Company’s business strategies and the achievement of the Company’s short-term and long-term goals by encouraging profitable growth and increased stockholder value;

•
Align the interests of the Named Executive Officers with the long-term interests of our stockholders;

•
Promote Common Stock ownership of the Company; and

•
Discourage excessive risk-taking.

Overall levels of executive compensation are established based on an assessment of our performance as a whole. Individual executive compensation is determined based on an assessment of the experience and performance of each Named Executive Officer, as well as the compensation levels of comparable positions in the Peer Group and general market practices. Variation in compensation among the Named Executive Officers reflects the different roles, responsibilities, and performance of the Named Executive Officers, as compared to comparable positions in the Peer Group with which we compete for talent. As noted before, the Holding Company Named Executive Officers perform substantially different functions from operating subsidiary Named Executive Officers, and are thus compensated with relatively lower base salaries and generally receive a greater mix of stock-based compensation.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the preceding Executive Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K. Based on such review and discussion, the Compensation Committee recommended to the Board that it be included in this Proxy Statement and be incorporated by reference into our Annual Report. The foregoing report has been furnished on behalf of the Board by the undersigned members of the Compensation Committee.
Compensation Committee
James W. Quinn, Chairman
Cynthia A. Flanders
William F. Leimkuhler

Summary Compensation Table
For Fiscal 2020, we are reporting compensation for the five “Named Executive Officers” identified below, including the Company’s CEO, the Company’s CFO, the former chief executive officer of Gemma, and the Co-Presidents of Gemma. The following table sets forth the total amount of compensation paid to or earned by these Named Executive Officers for services in all capacities for the fiscal years ended January 31, 2020, 2019 and 2018.
Name and Principal Position	Fiscal Year Ended January 31,	Salary Earned	Bonus Earned	Stock Awards(1)	Stock Option Awards(2)	Non-equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total Compensation
Rainer H. Bosselmann Chief Executive Officer	2020	$225,000	$200,000	$444,960	$467,365	$—	$1,200	$1,338,525
	2019	225,000	225,000	332,615	349,600	—	1,200	1,133,415
	2018	225,000	225,000	—	818,500	—	2,400	1,270,900
David H. Watson Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary	2020	$200,000	$180,000	$355,970	$373,890	$—	$1,380	$1,111,240
	2019	200,000	200,000	266,092	279,680	—	1,850	947,622
	2018	200,000	200,000	—	654,800	—	3,600	1,058,400
William F. Griffin, Jr. Chief Executive Officer, Gemma	2020	$1,387,821	$1,612,179	$—	$—	$—	$29,200	$3,029,200
	2019	1,000,000	1,940,000	—	—	2,060,000	36,700	5,036,700
	2018	1,000,000	—	—	—	4,000,000	39,600	5,039,600
Charles E. Collins IV Co-President, Gemma(5)	2020	$291,667	$—	$—	$86,732	$450,000	$29,200	$857,599
T. Colin Trebilcock Co-President, Gemma(5)	2020	$291,667	$—	$—	$86,732	$450,000	$29,200	$857,599

(1)
Amounts represent the estimated award-date fair value determined for financial reporting purposes by using the per share price of a share of our Common Stock and the target number of shares for the award, by assigning equal probabilities to the thirteen possible payout outcomes at the end of the three-year vesting period, and by computing the weighted average of the possible outcome amounts. For each case, the estimated fair value amount was calculated to be 88.5% of the aggregate market value of the target number of shares on the award date.

(2)
Amounts represent the aggregate award-date fair value computed for financial reporting purposes reflecting the assumptions discussed in Note 12 — Stock-Based Compensation of our consolidated financial statements that are included in Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2020.

(3)
Amounts represent cash earnings under the 2016 Executive Performance Plan for Mr. Griffin, and the cash awards earned by Mr. Collins and Mr. Trebilcock pursuant to the terms of the Co-Presidents Plan for Fiscal 2020.

(4)
Amounts represent matching and profit-sharing contributions made pursuant to the Company’s 401(k) plans, and car allowance payments made to Messrs. Griffin, Collins and Trebilcock.

(5)
In November 2019, the Company announced the planned leadership changes at Gemma pursuant to which Mr. Collins and Mr. Trebilcock, the Co-Presidents of Gemma, assumed policy-making leadership roles at Gemma making them Named Executive Officers of the Company responsible for directing the activities of Gemma and making the top management decisions affecting its performance. Accordingly, compensation amounts earned by them for the years ended January 31, 2019 and 2018 are not reported in this table. Likewise, Mr. Griffin transitioned into a Non-Executive Chairman role at Gemma, but is considered a Named Executive Officer for Fiscal 2020 in accordance with the rules of the SEC.

Executive Officers Who Are Not Directors
Mr. Watson, age 44, was appointed our Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary, effective October 15, 2015. Mr. Watson is a certified public accountant and has held senior financial positions with public and private companies for over 15 years. Mr. Watson was the chief financial officer of Gladstone Investment Corporation from 2010 until 2015 and also served as its treasurer from 2012 until 2015. In addition, Mr. Watson was the chief financial officer of Gladstone Capital Corporation from 2011 until 2013 and served as its treasurer from 2012 until 2015. Gladstone Investment Corporation and Gladstone Capital Corporation are closed-end, non-diversified management investment companies. Prior to his employment with the Gladstone companies, Mr. Watson served as the director of portfolio accounting for MCG Capital Corporation from 2007 until 2010. Mr. Watson holds a BS degree from Washington & Lee University and an MBA degree from the University of Maryland.
Mr. Collins, age 43, has served as Co-President at Gemma since August 2018. Previously, he served as Director of Projects at Gemma from July 2018 to July 2019. Prior to July 2018, Mr. Collins served as a Gemma Project Manager. Mr. Collins graduated from The State University of New York with a degree in physics, is a certified Project Management Professional and holds several state contracting licenses for Gemma.
Mr. Trebilcock, age 49, has served as Co-President at Gemma since August 2018. Previously, Mr. Trebilcock served as a Senior Project and Construction Resource Manager at Gemma from July 2018 to July 2019. From March 2016 to July 2017, he served as a Gemma Senior Project Manager. Prior to March 2016, Colin served as a Gemma Project Manager. Mr. Trebilcock is a veteran of the U.S. Navy Nuclear Power Program and is a certified Project Management Professional. He graduated from Washington & Jefferson College with a degree in history.
Summary of Employment Agreements
Rainer H. Bosselmann.   On January 3, 2005, the Company entered into an employment agreement with Rainer H. Bosselmann as its Chief Executive Officer. Pursuant to the agreement, the Company agreed to employ Mr. Bosselmann for an initial term of one year, which term automatically renews for successive one-year periods unless the Company or Mr. Bosselmann provides at least 90 days’ prior written notice of its or his election not to renew. The agreement provides for an annual base salary during the employment period, subject to increase (but not reduction) from time to time in such amounts as the Company, in its reasonable discretion, deems to be appropriate. For the year ended January 31, 2020, the annual base salary for Mr. Bosselmann was $225,000.
The agreement also provides for an annual bonus with the payment and amount determined at the discretion of the Board of Directors of the Company, subject to the satisfaction of any reasonable performance criteria established for Mr. Bosselmann with respect to such year. The agreement further provides that he may participate in any stock option, incentive and similar plans established by the Company and shall be granted stock options and other benefits similar to options and benefits granted to other executives, subject in all cases to the satisfaction by Mr. Bosselmann of the terms and conditions of such plans and to the reasonable exercise by the Board of any discretion granted to it or them thereunder. The Compensation Committee approved the payment of cash bonuses to Mr. Bosselmann in March 2020, March 2019 and February 2018, relating to the fiscal years ended January 31, 2020, 2019 and 2018, in the amounts of $200,000, $225,000 and $225,000, respectively.
Subsequent to each fiscal year end, options to purchase shares of Common Stock are typically awarded to our CEO by the Board of Directors. Pursuant to the terms of the Stock Plan, non-qualified stock options were awarded to Mr. Bosselmann by the Board of Directors in April 2020 covering 40,000 shares of our Common Stock with a per share exercise price of $33.81. This stock option will become exercisable in equal installments on the first three anniversaries of the date of award. Accordingly, options covering approximately 13,333 shares of Common Stock will vest each year in April 2021, April 2022 and April 2023, respectively, and all unexercised options will expire on the ten-year anniversary of the award date.
Additionally, subsequent to the end of Fiscal 2020 and pursuant to the Stock Plan, the Board of Directors awarded PSUs to Mr. Bosselmann, as discussed above in the “Executive Compensation Discussion and Analysis” section of this Proxy Statement. As discussed there, the restrictions related to the applicable number of shares of Common Stock will lapse at the end of a three-year period based on the rank of the total return performance of our Common Stock versus the total return performance of the common stock of the identified Peer Group of twelve other companies. Pursuant to this arrangement and depending on the stock performances, the target number of shares of Common Stock for the award is 12,500 shares and the maximum number of shares of Common Stock that Mr. Bosselmann may earn pursuant to this award is 25,000 shares, before adjustment for cash dividends.
Under his employment agreement, in the event that Mr. Bosselmann’s employment is terminated for any of the reasons specified below or there occurs a “change in control,” Mr. Bosselmann will receive a single lump sum payment in an amount equal to 24 months of his base salary within thirty (30) days after his termination of employment or change in control, as the case may be, without reduction or offset for any other monies which he may thereafter earn or be paid. The reasons which would cause payment to be made to Mr. Bosselmann upon termination include:
(i)
termination due to a material diminution of Mr. Bosselmann’s duties, authority or responsibility, or a material impairment by action of the Company of his ability to perform his duties and responsibilities, regardless of whether such diminution is accompanied by a change in Mr. Bosselmann’s title with the Company;

(ii)
termination due to a material breach by the Company of any provision of the employment agreement, which breach continues for a period of 30 days after written notice of such breach is given by Mr. Bosselmann to the Company; and

(iii)
termination by the Company at any time without cause, including notice of non-renewal of the employment agreement.

Mr. Bosselmann shall also be entitled, for a period of 24 months from the termination of his employment or a change in control, as the case may be, to the continuation of all benefits, excluding sick and vacation time, subject to any applicable employee co-payments. If his employment is terminated by the Company “for cause,” if termination of employment occurs due to his death or disability, or if employment is terminated voluntarily by Mr. Bosselmann for any reason other than as set forth in the preceding paragraph, the Company will not be obligated to make any payments to him by reason of his cessation of employment other than such amounts, if any, of his base salary that have accrued and remain unpaid and such other amounts which may then otherwise be payable to him from the Company’s benefit plans or reimbursement policies, if any.
David H. Watson.   Effective October 15, 2015, the Company entered into an employment agreement with Mr. Watson as Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary. Pursuant to the employment agreement, we agreed to employ Mr. Watson for an initial term of one and one-half years, commencing on October 15, 2015 and continuing until April 30, 2017. Mr. Watson’s employment automatically renewed for one year and it will continue to renew for successive one-year terms unless the Company or Mr. Watson provides 60 days’ written notice of its or his election not to renew. The agreement provides for an annual base salary of $200,000.
The agreement also provides for an annual bonus payment at the sole discretion of our Board of Directors, subject to the satisfaction of reasonable performance criteria as shall be established for such year. During the term of the agreement, Mr. Watson shall be eligible to participate in any stock option, incentive and similar plans established by the Company from time to time. The Compensation Committee approved the payment of cash bonuses to Mr. Watson in March 2020, March 2019 and February 2018, relating to the fiscal years ended January 31, 2020, 2019 and 2018, in the amounts of $180,000, $200,000 and $200,000, respectively.
Subsequent to each fiscal year end, options to purchase shares of Common Stock are also typically awarded to our CFO by the Board of Directors. Accordingly, non-qualified stock options were awarded to Mr. Watson by the Board in April 2020 covering 32,000 shares of our Common Stock, with a per share exercise price of $33.81. These stock options will vest over a three-year period with one-third of the options becoming exercisable on each of the first three anniversaries of the date of the award. These options will expire on the ten-year anniversary of the award date.
Also, the Board of Directors awarded PSUs to Mr. Watson in April 2020 with the same performance basis that is included in Mr. Bosselmann’s PSU award that is discussed above. Pursuant to this arrangement and depending on the stock performances of the Company and the Peer Group of companies over the three-year period, the target number of shares of Common Stock for the award is 10,000 shares and the maximum number of shares of Common Stock that Mr. Watson may earn is 20,000 shares, before adjustment for cash dividends.
In the event that Mr. Watson’s employment is terminated by the Company at its convenience or by him for good reason (as defined in his agreement), then he shall be entitled to (i) continue to receive his salary for the duration of six months, and (ii) continue to participate in our benefit plans and programs (other than the Company’s 401(k) plan and any other qualified retirement plan(s)) for a period of six months or, in the case of the Company’s health plan(s), until Mr. Watson becomes eligible for health insurance from another source other than Medicare. Mr. Watson is subject to certain confidentiality provisions under his employment agreement and, during the term of his employment and for two years thereafter, he is subject to certain non-solicitation covenants as more fully described in the employment agreement.
William F. Griffin, Jr.   On November 15, 2019, Gemma entered into a Third Amended and Restated Employment Agreement (the “Griffin Employment Agreement”), with Mr. Griffin who shall serve as Non-Executive Chairman of Gemma. The initial term of his employment shall continue until January 31, 2021 unless earlier terminated as provided in the Griffin Employment Agreement. The employment period will automatically renew for successive one-year periods, subject to various contractual terms. Gemma shall pay Mr. Griffin base compensation at the annual rate of $3,000,000 and shall provide other standard employee benefits. In addition, the Employee will have opportunities to earn bonus compensation. Similar to Mr. Griffin’s prior employment agreement, the Griffin Employment Agreement includes a change in control provision.
The Griffin Employment Agreement superseded the Amended and Restated Employment Agreement with Mr. Griffin, dated April 13, 2016 (the “Prior Agreement”), pursuant to which he was paid base compensation at the annual rate of $1,000,000. Also, for each fiscal year of the Company occurring within, or partially within, the term of the Prior Agreement, Mr. Griffin was entitled to additional compensation payable solely on account of the attainment of one or more of the performance goals that were fully described in the Prior Agreement and that are summarized below, with any performance-based compensation prorated for any partial fiscal year within the term:
1)
in the event that the adjusted EBITDA (as defined in the Prior Agreement) of Gemma for any fiscal year equals or exceeds $40,000,000, Mr. Griffin shall be entitled to a bonus equal to the sum of (i) $1,000,000, and (ii) 6.67% of the amount by which adjusted EBITDA of Gemma exceeds $40,000,000. In the event that the adjusted EBITDA of Gemma for any fiscal year is less than $40,000,000, Mr. Griffin shall be not be entitled to any performance-based compensation based thereon;

2)
in the event that the OSHA Recordable Incident Rate of Gemma for any calendar year during the employment term is less than the national average, Mr. Griffin shall be entitled to receive a performance-based compensation payment of either $125,000 or $250,000; and

3)
in the event that success fees, related to the development of power plants and received by Gemma during any fiscal year, equal or exceed $100,000, Mr. Griffin shall be entitled to performance-based compensation based thereon equal to $5,000 for each full $100,000 of success fees so received.

Notwithstanding anything to the contrary contained in the performance-based compensation provisions of the Prior Agreement, the total amount of performance-based compensation for any fiscal year that could be earned as a result of the attainment of one or more of the performance goals would not exceed a total amount of $4,000,000.
In accordance with the terms of the Griffin Employment Agreement and the Prior Agreement, Mr. Griffin was paid $1,387,821 in base compensation for Fiscal 2020. In March 2020 and related to Fiscal 2020, the Compensation Committee approved the payment of a discretionary cash bonus to Mr. Griffin in the amount of $1,612,179. No performance-based compensation was paid to Mr. Griffin for Fiscal 2020.
Based on performance for Fiscal 2019 and pursuant to the Prior Agreement, Mr. Griffin was paid his base annual compensation in the amount of $1,000,000 and earned non-equity incentive plan compensation in the amount of $2,060,000; he also received an annual discretionary cash bonus award in the amount of $1,940,000. Together, the total amount of the non-equity incentive plan compensation and the annual cash bonus related to Fiscal 2019 was $4,000,000 for Mr. Griffin. For Fiscal 2018 and pursuant to the Prior Agreement, Mr. Griffin was paid his base annual compensation in the amount of $1,000,000 and he earned $4,000,000 in performance-based compensation.
Under the employment agreement, in the event that Mr. Griffin’s employment is terminated by us at our convenience or by Mr. Griffin for good reason, he will be entitled to receive severance benefits as follows: (i) Mr. Griffin will continue to receive his salary for the duration of the then-current term; (ii) a pro rata share of any performance-based compensation (calculated based upon the elapsed portion of our fiscal year in which the employment termination occurs); and (iii) continued participation in our health and benefit plans and programs for the duration of the then-current term or, in the case of our health plan(s), until he becomes eligible for health insurance from another source other than Medicare.
In the event of a change in control, as defined, the Company shall pay to Mr. Griffin, in a single lump sum payment, an amount equal to 8 times the base compensation paid to Mr. Griffin for the 30-day period ending on the date of the change in control, such payment to be made within 30 days of the change in control, and Mr. Griffin shall remain thereafter an employee of Gemma pursuant to all of the terms and conditions of the Griffin Employment Agreement. Mr. Griffin is subject to certain confidentiality provisions while employed by Gemma and, during the term of his employment and for two years thereafter, he is subject to certain non-competition and non-solicitation covenants, except upon a change in control, as more fully described in the Griffin Employment Agreement.
Messrs. Charles E. Collins IV and T. Colin Trebilcock (the “Co-Presidents” of Gemma).   On November 15, 2019, Gemma entered into identical employment agreements (the “Co-President Agreements”), with Mr. Collins and Mr. Trebilcock who serve as Co-Presidents of Gemma. The initial terms of their employment shall continue until January 31, 2021 unless earlier terminated as provided in the Co-Presidents Agreements. The employment of the Co-Presidents will automatically renew for successive one-year periods pursuant to the applicable provisions of the employment agreements.
Gemma shall pay each Co-President base compensation at the annual rate of $315,000 and shall provide other standard employee benefits. In addition, each of the Co-Presidents shall be entitled to earn performance-based compensation related to the attainment of one or more performance goals for the year. The criteria and formulas that shall be used in the annual determination of performance-based compensation awards are detailed in the Co-President Agreements. In summary, the four performance goals for each of the Co-Presidents relate to Gemma’s achievement of certain levels of adjusted EBITDA (as defined in the Co-President Agreements) and adjusted EBITDA as a percent of revenues, to Gemma’s meeting certain safety targets and to the annual increase in active contract backlog. Notwithstanding anything to the contrary contained in the applicable detailed provisions of the Co-President Agreements, the total amount of performance-based compensation for any fiscal year as a result of the attainment of one or more of the performance goals shall not exceed a total amount of $2,500,000. Based on calculations approved by the Compensation Committee, incentive compensation was awarded to each of the Co-Presidents for Fiscal 2020 in the amount of $450,000.
In the event that the employment of a Co-President is terminated by Gemma at its convenience or by a Co-President for good reason, then the Co-President shall be entitled to (i) continue to receive his base compensation for twelve (12) months, (ii) a pro-rata share of any performance-based compensation determined (based on audited financial numbers) at the end of the fiscal year in which the employment termination occurs, and (iii) continue to participate in certain Gemma’s health and benefit plans and programs for the duration of twelve (12) months under certain conditions. The compensation, allowances and benefits described in the severance provisions of each Co-President Agreement shall continue to be paid or provided at the times and in the manner consistent with the standard payroll practices of Gemma for their active executive-level employees.
Code of Ethics
We have established a Code of Ethics that applies to our CEO and our CFO. The Code of Ethics embodies our commitment to the highest standards of ethical and professional conduct and imposes a higher standard of honesty and integrity than the Company’s Code of Conduct that applies to, and is acknowledged in writing by, all of our employees. The Board of Directors, or the Audit Committee, shall determine, or designate appropriate persons to determine, remedial actions to be taken in the event of a violation of the Code of Ethics and has full and discretionary authority to approve any amendment to or waiver from this Code of Ethics. Any such amendment or waiver will be promptly disclosed as required by applicable law or regulation.
Potential Payments upon Termination
The terms of the employment agreements with our Named Executive Officers provide that we pay certain severance benefits in the event that one of them is terminated by us other than for “cause” as that term is defined in each applicable agreement. Mr. Bosselmann and Mr. Griffin are also entitled to receive the severance benefits described herein upon a “change in control” as that term is defined in each applicable agreement. The following table presents amounts payable to the executives considered Named Executive Officers for Fiscal 2020 based on the assumption that the executives are terminated without cause on January 31, 2020. The section entitled “Summary of Employment Arrangements” above includes descriptions of the payments which shall be made to Mr. Bosselmann and Mr. Griffin upon a change in control.
Executive Officer	Base Salary	Cash Incentive Payments	Health Care Benefits/Other	Totals
Rainer H. Bosselmann	$450,000(1)	$200,000(2)	$62,127(1)	$712,127
David H. Watson	100,000(3)	180,000(2)	13,921(3)	293,921
William F. Griffin, Jr.	3,000,000(4)	1,612,179(5)	23,439(4)	4,635,618
Charles E. Collins IV	315,000(4)	450,000(5)	41,793(4)	806,793
T. Colin Trebilcock	315,000(4)	450,000(5)	8,913(4)	773,913

(1)
Amounts represent the lump sum payment of an amount equal to 24 months of base salary and the continuation of benefit payments for twenty-four months, respectively.

(2)
Amounts represents the cash bonus amounts earned for Fiscal 2020 but not paid as of January 31, 2020.

(3)
Amounts represent the continuation of salary and benefits payments for six months, respectively.

(4)
Amounts represent the continuation of salary and benefits, respectively, for twelve months.

(5)
Amounts represents the total of the non-equity incentive compensation earned and cash bonus amounts awarded for Fiscal 2020 but not paid as of January 31, 2020.

Grants of Plan-Based Awards Tables
The following tables set forth certain information with respect to plan-based awards made to the Named Executive Officers (identified in the “Summary Compensation Table” above) during Fiscal 2020.
The awards presented in the table immediately below represent non-qualified stock options granted under our 2011 Plan.
Name	Grant Date(1)	Number of Shares of Common Stock Underlying the Award	Exercise Price/Share	Grant Date Fair Value of Stock Option Awards(2)
Rainer H. Bosselmann	4/12/2019	40,000	$50.30	$467,365
David H. Watson	4/12/2019	32,000	50.30	373,890
Charles E. Collins IV	9/10/2019	10,000	42.31	86,700
T. Colin Trebilcock	9/10/2019	10,000	42.31	86,700

(1)
The grant date represents the date on which the Board of Directors approved the stock option award. The options to purchase shares of our Common Stock become exercisable in equal installments on the first three anniversaries of the award date.

(2)
Each amount represents the fair value of the corresponding stock option on the date of grant as computed for financial reporting purposes reflecting the assumptions discussed in Note 12 — Stock-Based Compensation of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2020.

The awards presented in the table immediately below represent PSUs awarded under our 2011 Plan.
Name	Grant Date(1)	Estimated Future Payouts Under Performance-Based Restricted Stock Units(2)			Grant Date Fair Value of Restricted Stock Units(6)
		Threshold(3)	Target(4)	Maximum(5)
Rainer H. Bosselmann	4/12/2019	—	10,000	20,000	$444,960
David H. Watson	4/12/2019	—	8,000	16,000	355,970

(1)
The grant date represents the date on which the Board of Directors approved the award of the PSUs.

(2)
These awards vest over a three-year performance measurement period based on our total shareholder returns relative to those of our Peer Group of twelve other companies.

(3)
If our stock price performance over the three-year measurement period is not among the top seven of thirteen performers, the executive does not earn any shares of our Common Stock.

(4)
The target number of shares of Common Stock are earned by the executive if our stock performance ranks sixth or seventh among the thirteen peer companies (including us).

(5)
The maximum number of shares of Common Stock, before adjustment for cash dividends, are earned by the executive if our stock performance ranks in the top four among the thirteen peer companies (including us).

(6)
Each amount represents the fair value of the corresponding set of restricted stock units on the date of award determined for financial reporting purposes based on the per share price of a share of our Common Stock on the award date and the target number of shares; the assignment of equal probabilities to the thirteen possible payout outcomes at the end of the three-year vesting period; and a computation of the weighted average of the possible outcome amounts.

No other stock or stock option awards were made by us to any of the Named Executive Officers during Fiscal 2020.
Stock Options Exercised and Stock Vested
During Fiscal 2020, there were no stock options exercised by any of our Named Executive Officers, nor were any shares of our Common Stock issued to Messrs. Bosselmann and Watson that might have been earned under the PSUs awarded to them in April 2019 and April 2018.
Outstanding Equity Awards Table
The table immediately below sets forth certain information concerning exercisable and unexercisable options to purchase shares of Common Stock that were held by our Named Executive Officers as of January 31, 2020.

Name	Number of Securities Underlying Unexercised Stock Options		Exercise Price/Share	Expiration Date
	Exercisable	Unexercisable
Rainer H. Bosselmann	25,000	—	$16.37	3/7/2023
	50,000	—	32.68	4/16/2025
	50,000	—	33.85	4/13/2026
	50,000	—	64.25	4/6/2027
	13,333	26,667	37.60	4/13/2028
	—	40,000	50.30	4/12/2029
David H. Watson	30,000	—	$41.68	6/23/2026
	40,000	—	64.25	4/6/2027
	10,667	21,333	37.60	4/13/2028
	—	32,000	50.30	4/12/2029
William F. Griffin, Jr.	10,000	—	$18.87	12/18/2022
Charles E. Collins IV	3,334	1,666	$46.35	1/11/2028
	8,333	16,667	43.10	9/12/2028
	—	10,000	42.31	9/10/2029
T. Colin Trebilcock	3,334	1,666	$46.35	1/11/2028
	8,333	16,667	43.10	9/12/2028
	—	10,000	42.31	9/10/2029
None of the stock options presented in the table above have been repriced or otherwise materially modified. The 2011 Plan does not permit repricing nor does it allow the cancellation of existing options in connection with the award of a new option.
The table set forth immediately below presents certain information relating to the PSUs held by Messrs. Bosselmann and Watson as of January 31, 2020. None of the other Named Executive Officers have been awarded PSUs.
	Outstanding Performance-Based Restricted Stock Units
Name	Number of Shares(1)	Market Price/Share(2)	Market Price(3)
Rainer H. Bosselmann	20,000	$42.11	$842,200
	20,000	42.11	842,200
David H. Watson	16,000	$42.11	$673,760
	16,000	42.11	673,760

(1)
The number of shares presented in this table represent the maximum number of shares that could be earned over the corresponding three-year stock price performance measurement period before adjustment for cash dividends. The PSUs were awarded to each Named Executive Officer on April 13, 2018 and April 12, 2019.

(2)
This price represents the closing per share price of our Common Stock on January 31, 2020 as reported by the NYSE.

(3)
Each amount represents the market value of the maximum number of shares of our Common Stock as of January 31, 2020 that could be earned under the corresponding restricted stock unit award.

Non-Qualified Deferred Compensation Plan
The nonqualified deferred compensation plan for key employees of Gemma was approved by the Board on April 6, 2017 with the objective of keeping the management team of Gemma in place for the long term. The unfunded, cash-based plan has five to seven-year vesting periods with a continuous employment requirement. Based on Gemma’s and each key employee’s performance each year, a dollar amount may be set aside each year for the key employees in the deferred compensation plan. 50% of each annually awarded amount vests on the fifth anniversary of the date of award and 25% of the awarded amount will vest on the sixth and seventh anniversary dates, respectively. Except in the events of disability or death, vesting is dependent on continuous employment with Gemma up to the applicable vesting date. Over 25 of Gemma’s key employees are participants in the plan, including Mr. Collins and Mr. Trebilcock. None of our other Named Executive Officers are participants in the plan.
As presented in the table below, there were no amounts set aside or contributed for either Mr. Collins or Mr. Trebilcock related to the fiscal year ended January 31, 2020. The balances for each officer as of January 31, 2020 include amounts set aside by Gemma in April 2017, May 2018 and April 2019.
Named Executive Officer	Executive Contributions(1)	Registrant Contributions(1)	Total Compensation(1)	Withdrawals/ Distributions(1)	Balances at January 31, 2020(2)
Charles E. Collins IV	$—	$—	$—	$—	$550,000
T. Colin Trebilcock	—	—	—	—	500,000

(1)
Amounts presented relate to Fiscal 2020.

(2)
For each officer, the amounts represent the total amounts set aside for fiscal years prior to Fiscal 2020.

Pay Ratio Disclosure
Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Item 402(a) of Regulation S-K promulgated by the SEC thereunder requires us to disclose the median of the total compensation of all employees, excluding the chief executive officer, and the ratio of the median of the annual total compensation of all employees to the annual total compensation of the chief executive officer.
The annual total compensation of the employee with the median amount of such compensation, among all of our employees who were employed as of December 31, 2019 (other than our CEO), was $72,584 for the period defined below. The annual total compensation for Rainer Bosselmann, our CEO, was $1,338,525 for Fiscal 2020 as presented in the “Summary Compensation Table” above. The ratio of the annual total compensation of our CEO to the annual total compensation of the employee with the median amount of such compensation was 18 to 1.
The SEC’s rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratio.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the data included in our payroll and employment records and the methodology described herein. In order to identify the employee with the median amount of annual total compensation and as our consistently applied compensation measure, we identified the actual amount of fixed cash compensation paid to each employee from January 1, 2019 through December 31, 2019. We defined fixed cash compensation as any regular payment(s) (such as base salary), overtime pay and annual fixed allowance(s) that were guaranteed to the employee irrespective of performance. For each employee who was hired during the defined period and did not work for the entire twelve-month period (and was not designated as a temporary employee in our payroll records or was employed for 30 days or less), we estimated his/her twelve-month fixed cash compensation amount based on (i) the amount actually paid for the portion of the period that the individual was employed or (ii) the planned salary amount for each employee who was on a leave of absence. The employee population used to identify the employee with the median amount of annual total compensation was comprised of approximately 995 individuals.

Family Relationships
There are no family relationships among the Company’s directors, director nominees or executive officers.
Involvement in Certain Legal Proceedings
None of the Company’s directors, director nominees or executive officers have been involved in a legal proceeding, as defined in Item 401(f) of the SEC’s Regulation S-K, during the past ten years or as contemplated by Instruction 4 to Item 103 of Regulation S-K.
Certain Relationships and Related Transactions and Director Independence
Since the beginning of Fiscal 2018, there have been no transactions or series of similar transactions to which the Company was a party or will be a party, in which:
•
the amounts involved exceeded or will exceed $120,000; and

•
any of the Company’s directors, director nominees, executive officers or holders of more than 5% of the Company’s capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

The Audit Committee of the Company is responsible for the review, approval or ratification of material related party transactions, if any.

COMPLIANCE UNDER SECTION 16(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
Section 16(a) of the Exchange Act and related regulations require that the Company’s directors, certain officers, and any persons holding more than 10% of our Common Stock (“Reporting Persons”) to report their initial ownership of our Common Stock and any subsequent changes in that ownership to the SEC. Specific due dates have been established, and we are required to disclose in this Proxy Statement any failure to file by these dates during the fiscal year ended January 31, 2020.
In making this disclosure, we have relied solely on our review of copies of Section 16(a) reports filed with the SEC and representations received by us from Reporting Persons, without any independent investigations.
We believe that each of the Reporting Persons timely filed Forms 3, 4 and 5 with the SEC during the fiscal year ended January 31, 2020, except as follows.
The Form 3 prepared by Mano S. Koilpillai upon her appointment to the Board of Directors in September 2019 was filed within thirty (30) days of its due date.
STOCKHOLDER NOMINATIONS AND PROPOSALS; DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2021 ANNUAL STOCKHOLDERS MEETING
Our Certificate of Incorporation provides that, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to our Corporate Secretary. To be timely for the 2021 Annual Meeting, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at the principal executive offices of the Company by January 6, 2021. A stockholder’s notice to the Corporate Secretary must set forth, as to each matter the stockholder proposes to bring before the annual meeting, the information required by Article Thirteen and Fourteen of our Certificate of Incorporation.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Interested parties may communicate with the Board of Directors, or with any member of our Board, about their concerns, questions or other matters by sending their communications to the Board of Directors, or to any member of our Board, at the following mailing address in an envelope clearly marked “Shareholder Communication”:
Board of Directors
c/o Corporate Secretary
Argan, Inc.
One Church Street, Suite 201
Rockville, Maryland 20850
Our Corporate Secretary will forward such correspondence unopened to the chairman of the Nominating/Corporate Governance Committee or, in the case of communications sent to an individual member of our Board, to such member.
Alternatively, you may send an electronic message to the chairman of the Nominating/Corporate Governance Committee at the following e-mail address, governance@arganinc.com.
OTHER BUSINESS
We know of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

ARGAN, INC.
2020 STOCK PLAN
I.   ESTABLISHMENT OF PLAN; DEFINITIONS
1.   Purpose.   The purpose of the Argan, Inc. 2020 Stock Plan is to provide an incentive to employees and directors of Argan, Inc. (the “Company”) who are in a position to contribute materially to the long-term success of the Company, to increase their interest in the Company’s welfare, and to aid in attracting and retaining employees, and directors of outstanding ability.
2.   Definitions.   Unless the context clearly indicates otherwise, the following terms shall have the meanings set forth below:
(a)   “Beneficial Owner” means an individual or entity that is treated as a beneficial owner pursuant to Rule 13d-3 under the Securities Exchange Act or any subsequent rule issued thereunder.
(b)   “Board” shall mean the Board of Directors of the Company.
(c)   “Change in Control” shall mean the occurrence of any of the following events:
(i)   Any person (other than the Company, any trustee or other fiduciary holding securities under any employee stock ownership plan or other employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company) acquires securities of the Company and immediately thereafter is the Beneficial Owner (except that a person shall be deemed to be the Beneficial Owner of all shares that any such person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;
(ii)   The consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or
(iii)   The date of the consummation of a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition).
(d)   “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.
(e)   “Committee” means a committee of not less than two members of the Board appointed by the Board to administer the Plan, provided that the members of such Committee must be Directors who are disinterested as defined in Rule 16b-3(b) promulgated under the Securities Exchange Act of 1934, as amended.
(f)   “Company” shall mean Argan, Inc., a Delaware corporation.
(g)   “Directors” shall mean those members of the Board who are not Employees.
(h)   “Disability” shall mean a medically determinable physical or mental condition which causes an Employee or Director to be unable to engage in any substantial gainful activity and which can be expected to result in death or to be of long-continued and indefinite duration.

(i)   “Employee” shall mean any common law employee, including officers, of the Company as determined under the Code and the Treasury Regulations thereunder.
(j)   “Fair Market Value” shall mean the fair market value of the Stock as determined in good faith by the Board on the basis of a review of the facts and circumstances at the time and in a manner consistent with prior practices and the regulations applicable under Section 409A of the Code. However, if the Stock is listed on a national securities exchange or the NASDAQ National Market, “Fair Market Value” shall mean the closing sale price for the Stock on such date, or, if no such prices are reported for such day, then on the next preceding day on which there were reported prices.
(k)   “Grantee” shall mean an Employee or Director granted a Stock Option or Stock Award under this Plan.
(l)   “Incentive Stock Option” shall mean an option granted pursuant to the Incentive Stock Option provisions as set forth in Part II of this Plan.
(m)   “Non-Qualified Stock Option” shall mean an option granted pursuant to the Non-Qualified Stock Option provisions as set forth in Part III of this Plan.
(n)   “Plan” shall mean the Argan, Inc. 2020 Stock Plan as set forth herein and as amended from time to time.
(o)   “Restricted Stock” shall mean Stock which is issued pursuant to the Restricted Stock provisions as set forth in Part IV of this Plan.
(p)   “Stock” shall mean authorized but unissued shares of the common stock of the Company or reacquired shares of the Company’s common stock.
(q)   “Stock Award” shall mean an award of Restricted or Unrestricted Stock granted pursuant to this Plan.
(r)   “Stock Option” shall mean an option granted pursuant to the Plan to purchase shares of Stock.
(s)   “Ten Percent Shareholder” shall mean an Employee who at the time a Stock Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all stock of the Company or of its parent or subsidiary Company.
(t)   “Unrestricted Stock” shall mean Stock which is issued pursuant to the Unrestricted Stock provisions as set forth in Part IV of this Plan.
3.   Shares of Stock Subject to the Plan.   Subject to the provisions of Paragraph 2 of Part V of the Plan, the Stock which may be issued or transferred pursuant to Stock Options and Stock Awards granted under the Plan and the Stock which is subject to outstanding but unexercised Stock Options under the Plan shall not exceed 500,000 shares in the aggregate. If a Stock Option shall expire and terminate for any reason, in whole or in part, without being exercised or, if Stock Awards are forfeited because the restrictions with respect to such Stock Awards shall not have been met or have lapsed, the number of shares of Stock which are no longer outstanding as Stock Awards or subject to Stock Options may again become available for the grant of Stock Awards or Stock Options. There shall be no terms and conditions in a Stock Award or Stock Option which provide that the exercise of an Incentive Stock Option reduces the number of shares of Stock for which an outstanding Non-Qualified Stock Option may be exercised; and there shall be no terms and conditions in a Stock Award or Stock Option which provide that the exercise of a Non-Qualified Stock Option reduces the number of shares of Stock for which an outstanding Incentive Stock Option may be exercised.
4.   Administration of the Plan.   The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, to determine the terms and provisions of Stock Option and Stock Award agreements, and to make all other determinations necessary or advisable for the administration of the Plan. Any controversy or claim arising out of or related to this Plan shall be determined unilaterally by and at the sole discretion of the Committee.
5.   Amendment or Termination.   The Board may, at any time, alter, amend, suspend, discontinue, or terminate this Plan; provided, however, (a) that such action shall not adversely affect the right of Grantees to Stock Awards or Stock Options previously granted without the Grantee’s consent except to the extent necessary to avoid a violation of Section 409A of the Code or the Board or the Committee determines, on advice of outside counsel or the Company’s independent accountants, that such amendment or modification is required for the Company, the Plan, or the award to satisfy the requirements of any applicable law, regulation, listing rule, or accounting standard, and (b) that no amendment, without the approval of the stockholders of the Company, shall increase the maximum number of shares which may be awarded under the Plan in the aggregate, or change the class of Employees eligible to receive Stock Options or Stock Awards under the Plan.
6.   Effective Date and Duration of the Plan.   This Plan shall become effective on July 20, 2020. This Plan shall terminate at the close of business on July 19, 2030 and no Stock Award or Stock Option may be issued or granted under the Plan thereafter, but such termination shall not affect any Stock Award or Stock Option theretofore issued or granted.
II.   INCENTIVE STOCK OPTION PROVISIONS
1.   Granting of Incentive Stock Options.
(a)   Only Employees of the Company shall be eligible to receive Incentive Stock Options under the Plan. Directors of the Company who are not also Employees shall not be eligible to receive Incentive Stock Options.
(b)   The purchase price of each share of Stock subject to an Incentive Stock Option shall not be less than 100% of the Fair Market Value of a share of the Stock on the date the Incentive Stock Option is granted; provided, however, that the purchase price of each share of Stock subject to an Incentive Stock Option granted to a Ten Percent Shareholder shall not be less than 110% of the Fair Market Value of a share of the Stock on the date the Incentive Stock Option is granted.
(c)   No Incentive Stock Option shall be exercisable more than ten years from the date the Incentive Stock Option was granted; provided, however, that an Incentive Stock Option granted to a Ten Percent Shareholder shall not be exercisable more than five years from the date the Incentive Stock Option was granted. Repricing or otherwise modifying of previously granted Stock Options are prohibited. Cancellation of previously issued Stock Options to purchase shares of Common Stock in connection with the award of a new option is prohibited.
(d)   The Committee shall determine and designate from time to time those Employees who are to be granted Incentive Stock Options and specify the number of shares subject to each Incentive Stock Option.
(e)   The Committee, in its sole discretion, shall determine whether any particular Incentive Stock Option shall become exercisable in one or more installments, specify the installment dates, and, within the limitations herein provided, determine the total period during which the Incentive Stock Option is exercisable. Further, the Committee may make such other provisions as may appear generally acceptable or desirable to the Committee or necessary to qualify its grants under the provisions of Section 422 of the Code. Notwithstanding the foregoing, all Incentive Stock Options that are outstanding upon a Change in Control shall be fully vested.
(f)   The Committee may grant at any time new Incentive Stock Options to an Employee who has previously received Incentive Stock Options or other options whether such prior Incentive Stock Options or other options are still outstanding or have previously been exercised in whole or in part. The purchase price of the new Incentive Stock Options may be established by the Committee without regard to the existing Incentive Stock Options or other options.
(g)   Notwithstanding any other provisions hereof, the aggregate fair market value (determined at the time the option is granted) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by the Employee during any calendar year (under all such plans of the Grantee’s employer company and its parent and subsidiary company) shall not exceed $100,000.
2.   Exercise of Incentive Stock Options.   The option price of an Incentive Stock Option shall be payable on exercise of the option (i) in cash or by check, bank draft or postal or express money order, or (ii) provided that a public market exists for the Stock, consideration received by the Company under a procedure under which a broker-dealer that is a member of the National Association of Securities Dealers advances funds on behalf of a Grantee or sells Stock Options on behalf of a Grantee.
3.   Termination of Employment.
(a)   If a Grantee’s employment with the Company is terminated other than by Disability or death, the terms of any then outstanding Incentive Stock Option held by the Grantee shall extend for a period ending on the earliest of (i) the date established by the Committee at the time of grant, (ii) the date of expiration provided in the grant, (iii) the date in Section II.1(c), or (iv) three months after such termination of employment, and such Stock Option shall be exercisable to the extent it was exercisable as of such last date of employment.
(b)   If a Grantee’s employment with the Company is terminated by reason of Disability, the term of any then outstanding Incentive Stock Option held by the Grantee shall extend for a period ending on the earliest of (i) the date established by the Committee at the time of grant, (ii) the date of expiration provided in the grant, (iii) the date in Section II.1(c), or (iv) twelve months after such termination of employment, and such Stock Option shall be exercisable to the extent it was exercisable as of such last date of employment.
(c)   If a Grantee’s employment with the Company is terminated by reason of death, the representative of his estate or beneficiaries thereof to whom the Stock Option has been transferred shall have the right during the period ending on the earliest of (i) the date established by the Committee at the time of grant, (ii) the date of expiration provided in the grant, (iii) the date in Section II.1(c), or (iv) twelve months after such date of death, to exercise any then outstanding Incentive Stock Options in whole or in part. If a Grantee dies without having fully exercised any then outstanding Incentive Stock Options, the representative of his estate or beneficiaries thereof to whom the Stock Option has been transferred shall have the right to exercise such Stock Option in whole or in part.
III.   NON-QUALIFIED STOCK OPTION PROVISIONS
1.   Granting of Stock Options.
(a)   Employees and Directors shall be eligible to receive Non-Qualified Stock Options under the Plan.
(b)   The Committee shall determine and designate from time to time those Employees and Directors who are to be granted Non-Qualified Stock Options and the number of shares of Stock subject to each Non-Qualified Stock Option.
(c)   The Committee may grant at any time new Non-Qualified Stock Options to an Employee or Director who has previously received Non-Qualified Stock Options or Incentive Stock Options, whether such prior Non-Qualified Stock Options or Incentive Stock Options are still outstanding or have previously been exercised in whole or in part. Repricing or otherwise modifying of previously granted Stock Options are prohibited. Cancellation of previously issued Stock Options to purchase shares of Common Stock in connection with the award of a new option is prohibited.
(d)   The Committee shall determine the purchase price of each share of Stock subject to a Non-Qualified Stock Option. Such price shall not be less than 100% of the Fair Market Value of such Stock on the date the Non-Qualified Stock Option is granted.
(e)   The Committee, in its sole discretion, shall determine whether any particular Non-Qualified Stock Option shall become exercisable in one or more installments, specify the installment dates, and, within the limitations herein provided, determine the total period during which the Non-Qualified Stock Option is exercisable. Further, the Committee may make such other provisions as may appear generally acceptable or desirable to the Committee. Notwithstanding the foregoing, all Non-Qualified Stock Options that are outstanding upon a Change in Control shall be fully vested.
(f)   No Non-Qualified Stock Option shall be exercisable more than ten years from the date such option is granted.
2.   Exercise of Stock Options.   The option price of a Non-Qualified Stock Option shall be payable on exercise of the Stock Option (i) in cash or by check, bank draft or postal or express money order, (ii) provided that a public market exists for the Stock, consideration received by the Company under a procedure under which a broker-dealer that is a member of the National Association of Securities Dealers advances funds on behalf of a Grantee or sells Stock Options on behalf of a Grantee.
3.   Termination of Relationship.
(a)   If a Grantee’s employment with the Company is terminated or a Director Grantee ceases to be a Director, other than by reason of death, the terms of any then outstanding Non-Qualified Stock Option held by the Grantee shall extend for a period ending on the earliest of (i) the date established by the Committee at the time of grant, (ii) the date of expiration provided in the grant, (iii) the date in Section III.1(f), or (iv) twelve months after the Grantee’s last date of employment or cessation of being a Director and such Stock Option shall be exercisable to the extent it was exercisable as of the date of termination of employment or cessation of being a Director.
(b)   If a Grantee’s employment is terminated by reason of death or a Director Grantee ceases to be a Director by reason of death, the representative of his estate or beneficiaries thereof to whom the Stock Option has been transferred shall have the right during the period ending on the earliest of (i) the date on which such Stock Option would otherwise expire, (ii) the date of expiration provided in the grant, (iii) the date in Section III.1(f), or (iv) twelve months following his death to exercise any then outstanding Non-Qualified Stock Options in whole or in part. If a Grantee dies without having fully exercised any then outstanding Non-Qualified Stock Options, the representative of his estate or beneficiaries thereof to whom the Stock Option has been transferred shall have the right to exercise such Stock Option in whole or in part.
IV.   STOCK AWARDS
1.   Grant of Restricted Stock.
(a)   Employees and Directors shall be eligible to receive grants of Restricted Stock and/or Unrestricted Stock under the Plan.
(b)   The Committee shall determine and designate from time to time those Employees and Directors who are to be granted Restricted Stock and/or Unrestricted Stock and the number of shares of Stock subject to such Stock Award.
(c)   The Committee, in its sole discretion, shall make such terms and conditions applicable to the grant of Restricted Stock and Unrestricted Stock as may appear generally acceptable or desirable to the Committee. The Committee may award shares of Stock to Grantees, which shares shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe (“Restricted Stock Grants”).
(d)   Restricted Stock grants to Grantees may be made subject to vesting, in one or more installments, upon the happening of certain events, upon the passage of a specified period of time, upon the fulfillment of certain conditions or upon the achievement by the Company or any Subsidiary, division, affiliate or joint venture of the Company of certain performance goals, as the Committee shall decide in each case when Restricted Stock grants are awarded. In the event of a Change in Control, the vesting shall be determined as set forth in the Restricted Stock Agreement as of the date of the Change in Control.
(e)   Restricted Stock grants hereunder shall be subject to a written agreement (a “Restricted Stock Agreement”) which shall be signed by the Grantee and by the Chief Executive Officer or the Chief Financial Officer of the Company for and on behalf of the Company and shall be subject to the terms and conditions of the Plan prescribed in the Restricted Stock Agreement (including, but not limited to, (i) the right of the Company and to repurchase from each Grantee, and such Grantee’s transferees, all shares of Stock issued to such Grantee in the event of such Grantee’s termination of employment, and (ii) any other terms and conditions which the Committee shall deem necessary and desirable).
2.   Termination of Relationship.
(a)   If a Grantee’s employment with the Company is terminated or a Director Grantee ceases to be a Director, other than by reason of death, prior to the lapse of any restrictions applicable to Restricted Stock, such Stock shall be forfeited and the Grantee shall return the certificates representing such Stock to the Company.
(b)   If a Grantee’s employment is terminated by reason of death or a Director Grantee ceases to be a Director by reason of death, the representative of his estate or beneficiaries thereof to whom the Restricted Stock has been transferred shall hold such Stock free and clear of all such restrictions except as otherwise provided in the Plan.
(c)   If the restrictions applicable to a grant of Restricted Stock shall lapse, the Grantee shall hold such Stock free and clear of all such restrictions except as otherwise provided in the Plan.
V.   GENERAL PROVISIONS
1.   Substitution.   In the event of a corporate merger or consolidation, or the acquisition by the Company of property or stock of an acquired Company or any reorganization or other transaction qualifying under Section 424 of the Code, the Committee may, in accordance with the provisions of that Section, substitute Stock Options and Stock Awards under this Plan for stock options and stock awards under the plan of the acquired Company provided (i) the excess of the aggregate fair market value of the shares of Stock subject to a Stock Option immediately after the substitution over the aggregate option price of such Stock is not more than the similar excess immediately before such substitution, (ii) the aggregate fair value of the shares of Stock subject to a Restricted Stock Award immediately after the substitution is not more than the aggregate fair value of the stock subject to such similar award immediately before such substitution, and (iii) the new Stock Option or Stock Award does not give the Grantee additional benefits, including any extension of the corresponding exercise or lapsing period.
2.   Adjustment Provisions.
(a)   In the event that a dividend shall be declared upon the common stock of the Company payable in shares of the Company’s common stock, the number of shares of Stock then subject to any Stock Option or Stock Award outstanding under the Plan and the number of shares of Stock reserved for the grant of Stock Options or Stock Awards pursuant to the Plan shall be adjusted by adding to each such share the number of shares which would be distributable in respect thereof if such shares had been outstanding on the date fixed for determining the shareholders of the Company entitled to receive such share dividend.
(b)   If the shares of the outstanding common stock of the Company are changed into or exchanged for a different number or class or other securities of the Company or of another company, whether through split-up, merger, consolidation, reorganization, reclassification or recapitalization then there shall be substituted for each share of Stock subject to any such Stock Option or Stock Award and for each share of Stock reserved for the grant of Stock Options or Stock Awards pursuant to the Plan the number and kind of shares or other securities into which each outstanding share of common stock shall have been so changed or for which each share shall have been exchanged.
(c)   In the event there shall be any change, other than as specified above in this Section 2, in the number or kind of outstanding shares of common stock of the Company or of any shares or other securities into which such shares shall have been changed or for which they shall have been exchanged, then if the Board shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares of Stock theretofore reserved for the grant of Stock Options or Stock Awards pursuant to the Plan and of the shares of Stock then subject to Stock Options or Stock Awards, such adjustment shall be made by the Board and shall be effective and binding for all purposes of the Plan and of each Stock Option and Stock Award outstanding thereunder.
(d)   In the case of any such substitution or adjustment as provided for in this Section 2, the option price set forth in each outstanding Stock Option for each share of Stock covered thereby prior to such substitution or adjustment will be the option price for all shares or other securities which shall have been substituted for such share of Stock or to which such share of Stock shall have been adjusted pursuant to this Section 2, with the price per share equitably adjusted accordingly.
(e)   No adjustment or substitution provided for in this Section 2 shall require the Company to sell a fractional share, and the total substitution or adjustment with respect to each outstanding Stock Option shall be limited accordingly.
(f)   Upon any adjustment made pursuant to this Section 2 the Company will, upon request, deliver to the Grantee a certificate setting forth the option price thereafter in effect and the number and kind of shares or other securities thereafter purchasable on the exercise of such Stock Option.
3.   General.
(a)   Each Stock Option and Stock Award shall be evidenced by a written instrument containing such terms and conditions, not inconsistent with this Plan, as the Committee shall approve. Notwithstanding anything to the contrary set forth herein, no Stock Option or Stock Award shall vest within one year of the date of grant, except upon a Change in Control or the death of a Grantee as described in the Plan.
(b)   The granting of a Stock Option or Stock Award in any year shall not give the Grantee any right to similar grants in future years or any right to be retained in the employ of the Company, and all Employees shall remain subject to discharge to the same extent as if the Plan were not in effect.
(c)   No Employee or Director and no beneficiary or other person claiming under or through him, shall have any right, title or interest by reason of any Stock Option or any Stock Award to any particular assets of the Company, or any shares of Stock allocated or reserved for the purposes of the Plan or subject to any Stock Option or any Stock Award except as set forth herein. The Company shall not be required to establish any fund or make any other segregation of assets to assure the payment of any Stock Option or Stock Award.
(d)   No right under the Plan shall be subject to anticipation, sale, assignment, pledge, encumbrance, or charge except by will or the laws of descent and distribution, and a Stock Option shall be exercisable during the Grantee’s lifetime only by the Grantee or his conservator.
(e)   Notwithstanding any other provision of this Plan or agreements made pursuant thereto, the Company’s obligation to issue or deliver any certificate or certificates for shares of Stock under a Stock Option or Stock Award, and the transferability of Stock acquired by exercise of a Stock Option or grant of a Stock Award, shall be subject to all of the following conditions:
(i)   Any registration or other qualification of such shares under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Board shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and
(ii)   The obtaining of any other consent, approval, or permit from any state or federal governmental agency which the Board shall, in its absolute discretion upon the advice of counsel, determine to be necessary or advisable.
(f)   All payments to Grantees or to their legal representatives shall be subject to any applicable tax, community property, or other statutes or regulations of the United States or of any state having jurisdiction thereof. The Grantee may be required to pay to the Company the amount of any withholding taxes, which the Company is required to withhold with respect to a Stock Option or its exercise or a Stock Award. In the event that such payment is not made when due, the Company shall have the right to deduct, to the extent permitted by law, from any payment of any kind otherwise due to such person all or part of the amount required to be withheld, or to withhold the issuance of such shares until the required payment is made to the Company.
(g)   In the case of a grant of a Stock Option or Stock Award to any Employee of a subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the shares, if any, covered by the Stock Option or Stock Award to the subsidiary, for such lawful consideration as the Committee may specify, upon the condition that the subsidiary will transfer the shares to the Employee in accordance with the terms of the Stock Option or Stock Award specified by the Committee pursuant to the provisions of the Plan. For purposes of this Section, a subsidiary shall mean any subsidiary company of the Company as defined in Section 424 of the Code.
(h)   A Grantee entitled to Stock as a result of the exercise of a Stock Option or grant of a Stock Award shall not be deemed for any purpose to be, or have rights as, a shareholder of the Company by virtue of such exercise or award, except to the extent a stock certificate is issued therefor and then only from the date such certificate is issued. Except for use in determining the number of shares of Stock subject to restricted stock awards, no adjustments shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate is issued.
The Company shall issue any stock certificates required to be issued in connection with the exercise of a Stock Option with reasonable promptness after such exercise.
(i)   The grant or exercise of Stock Options granted under the Plan or the grant of a Stock Award under the Plan shall be subject to, and shall in all respects comply with, applicable law relating to such grant or exercise, or to the number of shares of Stock which may be beneficially owned or held by any Grantee.
(j)   The following rules apply to any award that is subject to Section 409A of the Code. An Employee Grantee will be considered to have terminated employment with the Company only when the Employee has “separated from service” within the meaning of Section 409A(a)(2)(A)(i). A Change in Control will affect the timing of the payout of any award only if the Change in Control also constitutes an event described in Section 409A(a)(2)(A)(v).
(k)   To the extent that the Company or the Committee takes any action that causes a violation of Section 409A of the Code or fails to take any reasonable action required to comply with Section 409A of the Code, the Company shall pay an additional amount (the “gross-up”) to the individual(s) who are subject to the penalty tax under Section 409A(a)(1) of the Code; the gross-up will be sufficient to put the individual in the same after-tax position he would have been in had there been no violation of Section 409A of the Code. The Company shall not pay a gross-up if the Committee determines, in its sole discretion, that the cause of the violation of Section 409A of the Code is the due to the recipient’s action or due to the recipient’s failure to take reasonable actions (such as failing to timely provide the information required for tax withholding or failing to timely provide other information reasonably requested by the Committee — with the result that the delay in payment violates Section 409A of the Code). Any gross-up will be paid as soon as administratively convenient after the Committee determines the gross-up is owed, and no later than the end of the calendar year immediately following the calendar year in which the additional taxes are remitted. However, if the gross-up is due to a tax audit or litigation addressing the existence or amount of a tax liability, the gross-up will be paid as soon as administratively convenient after the litigation or audit is completed, and no later than the end of the calendar year following the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet, Smartphone or Tablet - QUICK EASY IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail ARGAN, INC. Your Mobile or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on June 22, 2020. INTERNET www.cstproxyvote.comUse the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. MOBILE VOTINGOn your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. FOLD HERE • DO NOT SEPARATE
• INSERT IN ENVELOPE PROVIDED PROXYUNLESS THE PROXY SPECIFIES THAT IT IS TO BE VOTED AS INDICATED OR IS AN ABSTENTION ON A LISTED MATTER, PROXIES WILL BE VOTED “FOR” THE ELECTION TO THE COMPANY’S BOARD OF DIRECTORS OF EACH OF THE NINE NOMINEES AND “FOR” PROPOSALS 2, 3 AND 4. Please markyour voteslike this 1.The election of nine directors to our Board of Directors, each to serve until our 2021 Annual Meeting of Stockholders and until his/her successor has been elected and qualified or until his/her earlier resignation, death or removal. (1)Rainer H. Bosselmann(2)Cynthia A. Flanders(3)Peter W. Getsinger(4)William F. Griffin, Jr.(5)John R. Jeffrey, Jr.(6)Mano S. Koilpillai(7)William F. Leimkuhler(8)W.G. Champion Mitchell(9)James W. Quinn FOR allNomineeslisted to theleftWITHHOLD AUTHORITYto vote (except as marked tothe contrary for all nomin (Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above) 2.The approval of the Argan, Inc. 2020 Stock Plan and the allocation of 500,000 shares of our common stock reserved for issuance under the plan.3.The non-binding advisory approval of our executive compensation (the “say-on-pay” vote).4.The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending January 31, 2021.5.The transaction of any other business that may properly come before the 2020 Annual Meeting of Stockholders or any adjournment or postponement of the meeting. FORAGAINSTABSTAINFORAGAINSTABSTAINFORAGAINSTABSTAIN CONTROL NUMBER Signature Signature, if held jointly Date , 2020Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 23, 2020.The Proxy Statement and the 2020 Annual Report to Stockholders are available at http://www.cstproxy.com/arganinc/2020ARGAN, INC.One Church Street, Suite 201Rockville, Maryland 20850June 23, 2020PROXYTHIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The accompanying proxy is solicited on behalf of the Board of Directors of Argan, Inc., a Delaware corporation (referred to herein as “Argan” or the “Company”), for use at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 23, 2020 at 11:00 a.m., local time, at One Church Street, Conference Center, Room #104, Rockville, Maryland 20850. The Proxy Statement and this accompanying proxy card are being mailed starting on or about May 12, 2020 to Stockholders of record on April 30, 2020. Our Annual Report on Form 10-K for the fiscal year ended January 31, 2020 is enclosed with the Proxy Statement.At the Annual Meeting, Stockholders will be asked to consider and to vote on four proposals: (1) the election of nine directors to serve until the 2021 Annual Meeting of Stockholders, (2) the approval of the Argan, Inc. 2020 Stock Plan, (3) the non-binding advisory approval of our executive compensation, and (4) the ratification of the appointment of the Company’s independent registered public accountants.IF A PROXY IS PROPERLY EXECUTED AND RETURNED TO THE COMPANY VIA EITHER THE INTERNET, TELEPHONE OR MAIL IN TIME FOR THE ANNUAL MEETING AND IS NOT REVOKED PRIOR TO THE TIME IT IS EXERCISED, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS SPECIFIED THEREIN FOR THE MATTERS LISTED ON THE PROXY CARD. UNLESS THE PROXY SPECIFIES THAT IT IS TO BE VOTED AS INDICATED OR IS AN ABSTENTION ON A LISTED MATTER, PROXIES WILL BE VOTED “FOR” THE ELECTION TO THE COMPANY’S BOARD OF DIRECTORS OF EACH OF THE NINE NOMINEES, “FOR” PROPOSALS 2, 3 AND 4, AS SET FORTH ON THE REVERSE SIDE, AND OTHERWISE IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY COME BEFORE THE ANNUAL MEETING.16095_Rev2 Argan_Proxy_Card- Back(Continued, and to be marked, dated and signed, on the other side)